UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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MONSANTO COMPANY

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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December 14, 2005

Dear Shareowner:

You are cordially invited to attend the Company’s Annual Meeting of Shareowners on January 17, 2006. We will hold the meeting at 2:30 p.m. Central Standard Time in K Building at the Company’s Creve Coeur Campus, 800 North Lindbergh Boulevard, St. Louis County, Missouri. A map with directions to the Company’s Creve Coeur Campus can be found near the back of the proxy statement which accompanies this letter.

In connection with the meeting, we enclose a notice of the meeting, a proxy statement and a proxy card. Detailed information relating to the Company’s activities and operating performance is contained in our 2005 Annual Report to Shareowners, which is also enclosed.

If you hold your shares directly in your name as a shareowner of record, an admission ticket is attached to your proxy card. If you plan to attend the annual meeting, please vote your proxy but keep the admission ticket and bring it with you to the meeting. If your shares are held in the name of a bank, broker or other holder of record, you must present proof of your ownership, such as a bank or brokerage account statement, to be admitted to the meeting. Shareowners must also present a form of personal identification in order to be admitted to the meeting.

Whether or not you plan to attend the Annual Meeting of Shareowners, we encourage you to vote your shares. You may vote via Internet, by telephone, by mail or in person at the meeting. Please note that if you have elected to receive shareowner communications and submit voting instructions via the Internet, you will not receive a proxy card.

The Company will make available an alphabetical list of shareowners entitled to vote at the meeting, for examination by any shareowner during ordinary business hours, at the Company’s Shareowner Services Department, located in E Building at the Creve Coeur Campus, from January 6, 2006, until the meeting.

On behalf of the entire board, we look forward to seeing you at the meeting.

Sincerely,

Hugh Grant
Chairman of the Board of Directors,
President and Chief Executive Officer

APPENDICES

Information Regarding Our Formation	A
Audit and Finance Committee Charter	B
Audit and Finance Committee Audit and Non-Audit Services Pre-Approval Policy	C
Board of Directors Independence Standards	D
Board of Directors Desirable Characteristics of Directors	E

NOTICE OF
ANNUAL MEETING OF SHAREOWNERS
JANUARY 17, 2006

The Annual Meeting of Shareowners of Monsanto Company will be held in K Building at the Company’s Creve Coeur Campus, 800 North Lindbergh Boulevard, St. Louis County, Missouri, on Tuesday, January 17, 2006, at 2:30 p.m. Central Standard Time for the following purposes:

1.	To elect three directors to serve until our 2009 annual meeting;

2.	To ratify the appointment of Deloitte & Touche LLP as principal independent registered public accounting firm for the year 2006;

3.	To approve the performance goal under §162(m) of the Internal Revenue Code;

4.	To vote on a shareowner proposal requesting a report on corporate political spending;

5.	To vote on a shareowner proposal requesting a policy of separating the roles of Chairman and Chief Executive Officer; and

6.	To transact such other business as may properly come before the meeting.

By Order of the Board of Directors,
MONSANTO COMPANY

CHARLES W. BURSON
Secretary
St. Louis, Missouri
December 14, 2005

IMPORTANT NOTICE
Please Vote Your Shares Promptly

Questions and Answers

Q.	When and where is the annual meeting?

We will hold the annual meeting of shareowners on Tuesday, January 17, 2006, at 2:30 p.m. Central Standard Time in K Building at the Company’s Creve Coeur Campus, 800 North Lindbergh Boulevard, St. Louis, Missouri 63167. A map with directions to the meeting can be found near the back of the proxy statement.

Q.	Who is entitled to vote at the meeting?

You are entitled to vote at the meeting if you owned shares as of the close of business on November 18, 2005, the record date for the meeting.

Q.	What am I being asked to vote on at the meeting?

We are asking our shareowners to elect directors, to ratify the appointment of our independent registered public accounting firm, to approve the performance goal under §162(m) of the Internal Revenue Code and to vote on two shareowner proposals.

Q.	What vote of the shareowners is needed?

Each share of our common stock is entitled to one vote with respect to each matter on which it is entitled to vote. Our directors are elected by a plurality of votes, which means that the nominees who receive the greatest number of votes will be elected. Under our by-laws, a majority of the shares present at the meeting in person or by proxy is required for approval of all other items.

Q.	Can I vote by telephone or over the Internet?

Most shareowners have a choice of voting in one of four ways: via Internet, telephone, mail or in person at the meeting. Please read the instructions attached to the proxy card or the information sent by your broker or bank.

Q.	Where can I get additional copies of the proxy materials?

To get additional copies of proxy materials, please feel free to call (314) 694-3155.

Q.	How can I get assistance in voting my shares?

To get help in voting your shares, please contact Morrow & Co., Inc. at (800) 607-0088.

Q.	What do I do if my shares of common stock are held in “street name” at a bank or brokerage firm?

If your shares are held in street name by a bank or brokerage firm as your nominee, your bank or broker will send you a separate package describing the procedure for voting your shares. You should follow the instructions provided by your bank or brokerage firm.

Q.	What happens if I return my signed proxy card but forget to indicate how I want my shares of common stock voted?

If you sign, date and return your proxy and do not mark how you want to vote, your proxy will be counted as a vote “FOR” all of the nominees for directors, “FOR” the ratification of our independent registered public accounting firm, “FOR” the approval of the performance goal under §162(m) of the Internal Revenue Code and “AGAINST” the two shareowner proposals.

Q.	What happens if I do not instruct my broker how to vote or if I mark “abstain” on the proxy?

Under our by-laws, if you mark your proxy “abstain,” your vote will have the same effect as a vote against the proposal. If you do not instruct your broker how to vote, your broker will vote your shares for you at his or her discretion on routine matters such as the election of directors or ratification of independent registered public accounting firms. Broker non-votes have the same effect as votes cast against a particular proposal.

Q.	Can I change my voting instructions before the meeting?

Except with respect to voting instructions for shares held in the Company’s Savings and Investment Plan, you can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote), by delivering a written revocation of your proxy to the Secretary of Monsanto, or by voting at the meeting. The method by which you vote by a proxy will in no way limit your right to vote at the meeting if you decide to attend in person. If your shares are held in the name of a bank or brokerage firm, you must obtain a proxy, executed in your favor, from the bank or broker, to be able to vote at the meeting.

Voting instructions with respect to shares held in the Company’s Savings and Investment Plan cannot be revoked or changed after 10:00 p.m. Central Standard Time on January 11, 2006.

Q.	Will I have access to the proxy statement over the Internet?

Yes. In addition to receiving paper copies of the proxy statement and annual report in the mail, you can view these documents over the Internet by accessing our website at http://www.monsanto.com and clicking on the “Investor Information” tab at the top of the page. Information on our website does not constitute part of this proxy statement. You can choose to view future proxy statements and annual reports over the Internet instead of receiving paper copies by mail. Please read the enclosure accompanying this proxy statement for detailed information regarding these procedures.

Q.	What do I need to do if I plan to attend the meeting in person?

If you plan to attend the annual meeting and you hold your shares directly in your name, please vote your proxy but keep the admission ticket attached to your proxy card and bring it with you to the meeting. If your shares are held in the name of a bank, broker or other holder of record, you must present proof of your ownership, such as a bank or brokerage account statement, to be admitted to the meeting. In addition, if your shares are held in the name of a bank or brokerage firm, you must obtain a proxy, executed in your favor, from the bank or broker, to be able to vote at the meeting. Shareowners must also present a form of personal identification in order to be admitted to the meeting.

PROXY STATEMENT

The board of directors of Monsanto Company is soliciting proxies from its shareowners in connection with the Company’s Annual Meeting of Shareowners to be held on Tuesday, January 17, 2006, and at any and all adjournments thereof. The meeting will be held at 2:30 p.m. Central Standard Time in K Building at the Company’s Creve Coeur Campus, 800 N. Lindbergh Boulevard, St. Louis County, Missouri.

If you plan to attend the meeting in person and you hold your shares directly in your name as a shareowner of record, an admission ticket is attached to your proxy card. Please vote your proxy but keep the admission ticket and bring it with you to the meeting. If your shares are held in the name of a bank, broker or other holder of record, you must present proof of your ownership, such as a bank or brokerage account statement, to be admitted to the meeting. In addition, if your shares are held in the name of a bank or brokerage firm, you must obtain a proxy, executed in your favor, from the bank or broker, to be able to vote at the meeting. Shareowners must also present a form of personal identification in order to be admitted to the meeting.

We first began delivering to all shareowners of record this proxy statement, the accompanying form of proxy and the Company’s 2005 Annual Report to Shareowners on December 14, 2005.

Information Regarding Our Formation

Prior to September 1, 1997, a corporation that was then known as Monsanto Company (“Former Monsanto” or “old Monsanto”) operated an agricultural products business (the “Ag Business”), pharmaceuticals and nutrition business (the “Pharmaceuticals Business”) and a chemical products business (the “Chemicals Business”). Former Monsanto is today known as Pharmacia Corporation (“Pharmacia”). Pharmacia is now a wholly owned subsidiary of Pfizer, Inc., which together with its subsidiaries operates the Pharmaceuticals Business. Our business consists of the operations, assets and liabilities that were previously the Ag Business. Solutia Inc. (“Solutia”) comprises the operations, assets and liabilities that were previously the Chemicals Business. The table provided in Appendix A sets forth a chronology of events that resulted in the formation of Monsanto, Pharmacia and Solutia as three separate and distinct corporations.

Information Regarding Our Fiscal Year

In July 2003, we changed from a calendar year end to a fiscal year ending August 31. Consequently, the Company had an eight-month transition period from January 1, 2003 through August 31, 2003. The information in this proxy statement covers the full 12-month period beginning September 1, 2004 and ending August 31, 2005 (which we refer to in this proxy statement as our “2005 fiscal year”).

Shareowners Entitled To Vote

You are entitled to vote (in person or by proxy) at the annual meeting if you were a shareowner of record at the close of business on November 18, 2005. On November 18, 2005, 268,901,698 shares of our common stock were outstanding and entitled to vote and no shares of our preferred stock were outstanding. There is no cumulative voting with respect to the election of directors. Shareowners of record are entitled to one vote per share on all matters.

Proxies and Voting Procedures

Most shareowners have a choice of voting by completing a proxy/voting instruction card and mailing it in the postage-paid envelope provided, by using a toll-free telephone number, by voting over the Internet or in person at the meeting. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The telephone and Internet voting facilities for the shareowners of record of all shares, other than those held in the Company’s Savings and Investment Plan, will close at 11:59 p.m. Eastern Standard Time on January 16, 2006. The Internet and telephone voting procedures are designed to authenticate shareowners by use of a control number and to allow you to confirm that your instructions have been properly recorded. If you hold your shares in street name through a bank or broker, your bank or broker will send you a separate package describing the procedures and options for voting your shares.

If you participate in a Monsanto Stock Fund under the Company’s Savings and Investment Plan and had shares of the Company’s common stock credited to your account on November 18, 2005, you will receive a single proxy/voting instruction card with respect to all shares registered in the same name, whether inside or outside of the plan. If your accounts inside and outside of the plan are not registered in the same name, you will receive a separate proxy/voting instruction card with respect to the shares credited to your Savings and Investment Plan account. Voting instructions regarding plan shares must be received by 10:00 p.m. Central Standard Time on January 11, 2006, and all telephone and Internet voting facilities with respect to plan shares will close at that time.

Shares of common stock in the Company’s Savings and Investment Plan will be voted by The Northern Trust Company (“Northern”) as trustee of the plan. Plan participants in a Monsanto Stock Fund should indicate their voting instructions to Northern for each action to be taken under proxy by completing and returning the proxy/voting instruction card, by using the toll-free telephone number or by indicating their instructions over the Internet. All voting instructions from plan participants will be kept confidential. If a participant fails to sign or to timely return the proxy/voting instruction card or otherwise timely indicate his or her instructions by telephone or over the Internet, the shares allocated to such participant, together with unallocated shares, will be voted in accordance with the pro rata vote of the participants who did provide instructions.

Except with respect to voting instructions for shares held in the Company’s Savings and Investment Plan, you can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote), by delivering a written revocation of your proxy to our Secretary or by voting at the meeting. You can revoke your voting instructions with respect to shares held in the Company’s Savings and Investment Plan at any time prior to 10:00 p.m. Central Standard Time on January 11, 2006 by timely delivery of a properly executed, later-dated voting instruction card (or an Internet or telephone vote), or by delivering a written revocation of your voting instructions to Northern. The method by which you vote will in no way limit your right to vote at the meeting if you decide to attend in person. If your shares are held in the name of a bank or brokerage firm, you must obtain a proxy, executed in your favor, from the bank or broker to be able to vote at the meeting.

Your properly completed proxy/voting instruction card will appoint Hugh Grant and Charles W. Burson as proxy holders or your representatives, or Northern as trustee of the Company’s Saving and Investment Plan, as the case may be, to vote your shares in the manner directed therein by you. Mr. Grant is the chairman of the board, president and chief executive officer of the Company. Mr. Burson is an executive vice president of the Company and our secretary and general counsel. Your proxy permits you to direct the proxy holders or to instruct Northern, as the trustee of the Company’s Saving and Investment Plan, as the case may be, to: (i) vote “for” or withhold your votes from particular nominees for director; (ii) vote “for,” “against” or “abstain” from the ratification of the appointment of Deloitte & Touche LLP as the Company’s principal independent registered public accounting firm for the year 2006; (iii) vote “for,” “against” or “abstain” from the approval of the performance goal under §162(m) of the Internal Revenue Code; (iv) vote “for,” “against” or “abstain” from shareowner proposal one; and (v) vote “for,” “against,” or “abstain” from shareowner proposal two.

All shares entitled to vote and represented by properly completed proxy/voting instruction cards received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you do not indicate how your shares are to be voted on a matter, the shares represented by your properly completed proxy/voting instruction card will be voted “FOR” the nominees for director, “FOR” the ratification of the appointment of Deloitte & Touche LLP, “FOR” the approval of the performance goal under §162(m) of the Internal Revenue Code, and “AGAINST” the two shareowner proposals.

As far as the Company knows, the only matters to be brought before the annual meeting are those referred to in this proxy statement. As to any other matters presented at the annual meeting, the persons named as proxies may vote your shares in their discretion.

Required Vote

No business can be conducted at the annual meeting unless a majority of all outstanding shares entitled to vote are either present in person or represented by proxy at the meeting. A plurality of the shares present at the meeting in person or by proxy is required for the election of directors. Under our by-laws, the affirmative vote of a majority of the shares present at the meeting in person or by proxy is required for all other items. For this purpose, abstentions and votes withheld by brokers in the absence of instructions from street-name holders (broker non-votes) have the same effect as votes cast against a particular proposal.

Electronic Access to Proxy Materials and Annual Report

Shareowners may view this proxy statement and our 2005 Annual Report to Shareowners over the Internet by accessing our website at http://www.monsanto.com and clicking on the “Investor Information” tab at the top of the page. Information on our website does not constitute part of this proxy statement.

In addition, most shareowners can elect to receive future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a shareowner of record, you can choose this option and save the Company the cost of producing and mailing these documents by marking the appropriate box on your proxy card or by following the instructions provided if you vote over the Internet or by telephone. Please read the enclosure accompanying this proxy statement for detailed information regarding these procedures. If you hold your shares through a bank or broker, please refer to the information provided by that entity for instructions on how to elect to receive future proxy statements and annual reports over the Internet.

Information Regarding Board of Directors and Committees

Composition of Board of Directors

Under the Company’s amended and restated certificate of incorporation, generally the number of directors of the Company is fixed, and may be increased or decreased from time to time by resolution of the board of directors. Currently, the board has fixed the number of directors at ten members. There is one vacancy to the board at this time and we are searching for a qualified individual to fill this vacancy. The board of directors is divided into three classes, with terms expiring at successive annual meetings. In the case of an appointment of a director or if there is a change in the number of directors, the number of directors in each class shall be apportioned as nearly equally as possible. The board has nominated three directors to be elected at the 2006 annual meeting to serve for a three-year term ending with the annual meeting to be held in 2009, until a successor is elected and has qualified, or until his earlier death, resignation or removal. Each nominee is currently a director of the Company.

The ages, principal occupations, directorships held and any other information with respect to our nominees and directors, and the classes into which they have been divided, are shown below as of December 1, 2005 except as otherwise noted. We expect one vacancy to remain after the annual meeting in the class whose term expires in 2009.

Nominees for Directors Whose Terms Expire at the 2009 Annual Meeting

Hugh Grant	Principal Occupation: Chairman of the Board, President and Chief Executive Officer, Monsanto Company First Became Director: May 2003 Age: 47

Chairman of the Board of Monsanto Company since October 2003; President and Chief Executive Officer of Monsanto Company since May 2003; Executive Vice President and Chief Operating Officer, Monsanto Company, 2000–2003; Co-President, Agricultural Sector, old Monsanto Company, 1998–2000. Director: PPG, Inc.

C. Steven McMillan	Principal Occupation: Retired Chairman and Chief Executive Officer, Sara Lee Corporation First Became Director: June 2000 Age: 59

Chairman of the Board of Sara Lee Corporation, a global consumer packaged goods company, October 2001–October 2005, Chief Executive Officer of Sara Lee Corporation, July 2000–February 2005; President of Sara Lee Corporation 2000–2004; President and Chief Operating Officer, Sara Lee Corporation, 1997–2000.

Robert J. Stevens	Principal Occupation: Chairman of the Board, President and Chief Executive Officer, Lockheed Martin Corporation First Became Director: August 2002 Age: 54

Chairman of the Board of Lockheed Martin Corporation, a high technology aerospace and defense company, since April 2005; President and Chief Executive Officer of Lockheed Martin Corporation since August 2004; President and Chief Operating Officer of Lockheed Martin, October 2000–August 2004; Chief Financial Officer of Lockheed Martin Corporation, 1999–2001; Vice President Strategic Development of Lockheed Martin Corporation, 1998–1999; President and Chief Operating Officer of the former Lockheed Martin Energy and Environmental Sector, 1998–1999; Director: Lockheed Martin Corporation.

Directors Whose Terms Expire at the 2007 Annual Meeting

Frank V. AtLee III	Principal Occupation: Retired President, American Cyanamid Company First Became Director: June 2000 Age: 65

Chairman of the Board of Monsanto Company, 2000–2003; Interim president and chief executive officer, Monsanto Company, December 2002–May 2003; Chair, Advisory Committee, Arizona Biodesign Institute, Arizona State University, 2002–2004; President of American Cyanamid Company, a major pharmaceutical company, 1993–January 1995; chairman of Cyanamid International, 1993–January 1995. Director: Antigenetics Inc. (Lead) and Nereus Pharmaceuticals, Inc.

Gwendolyn S. King	Principal Occupation: President, Podium Prose First Became Director: February 2001 Age: 65

President, Podium Prose, a speaker’s bureau and speechwriting service founded in 2000; Founding Partner, The Directors’ Council, a corporate board search firm, from October 2003 to May 2005; Senior Vice President, Corporate and Public Affairs, PECO Energy Company (formerly Philadelphia Electric Company), a diversified utility company, 1992–1998; Commissioner, Social Security Administration, 1989–1992. Director: Lockheed Martin Corporation and Marsh & McLennan Companies, Inc.

Sharon R. Long, Ph.D.	Principal Occupation: Professor of Biological Sciences and Dean of the School of Humanities and Sciences, Stanford University First Became Director: February 2002 Age: 54

Professor of Biological Sciences, Stanford University, since 1992; Dean of the School of Humanities and Sciences, Stanford University, since September 2001; Investigator of the Howard Hughes Medical Institute, conducting research at Stanford University, 1994–2001.

Directors Whose Terms Expire at the 2008 Annual Meeting

John W. Bachmann	Principal Occupation: Senior Partner, Edward Jones First Became Director: May 2004 Age: 67
Senior Partner of Edward Jones, a major financial firm, since 2004; Managing Partner, Edward Jones, 1980–2004. Director: AMR Corporation.

William U. Parfet	Principal Occupation: Chairman and Chief Executive Officer, MPI Research, Inc. First Became Director: June 2000 Age: 59

Chairman and Chief Executive Officer of MPI Research, Inc., a pre-clinical toxicology research laboratory, since 1999; Co-Chairman of MPI Research, LLC, 1995–1999. Director: PAREXEL International Corporation, Stryker Corporation and Taubman Centers, Inc.

George H. Poste, Ph.D., D.V.M.	Principal Occupation: Chief Executive, Health Technology Networks and Director, Arizona Biodesign Institute First Became Director: February 2003 Age: 61

Chief Executive of Health Technology Networks, a consulting group specializing in the application of genomics technologies and computing in healthcare, since 1999; Director of the Arizona Biodesign Institute, a combination of research groups at Arizona State University, since May 2003; Chief Science and Technology Officer and Director, SmithKline Beecham, 1992–1999. Director: Exelixis, Inc. and Orchid Cellmark, Inc.

Presiding Director

The board of directors’ charter and corporate governance guidelines establishes the role of presiding director to be automatically filled by the chairman of the nominating and corporate governance committee. Mr. Stevens is chairman of the nominating and corporate governance committee and therefore also serves as the presiding director. The board charter directs the non-management directors to meet in executive session following or in conjunction with each regular board meeting without the chairman and chief executive officer being present. In his role as presiding director, Mr. Stevens presides over these sessions. Additionally, the presiding director serves as a member of the executive committee, is available to consult with the chairman and chief executive officer about concerns of the board and is available for consultations with any of the senior executives of the Company as to any concerns such executives may have. Shareowners and other interested persons may contact Mr. Stevens directly by mail at the Office of the Presiding Director, Monsanto Company, 800 North Lindbergh Boulevard, Mail Stop A3NA, St. Louis, Missouri 63167.

Shareowner Communication with the Board of Directors

The board of directors has adopted a policy that provides a process for shareowners to send communications to the board. Shareowners may contact the board of directors through our website at http://www.monsanto.com or they may send correspondence to the board of directors at 800 North Lindbergh

Boulevard, Mail Stop A3NA, St. Louis, Missouri 63167, c/o Charles W. Burson, our secretary and general counsel.

Board Meetings and Committees

During the 2005 fiscal year, the board of directors met seven times and took one action by unanimous written consent. All incumbent directors attended 75% or more of the aggregate meetings of the board and of the board committees on which they served during the period in which they held office during the 2005 fiscal year.

The board charter formally encourages directors to attend the annual meeting of shareowners. Last year all of the directors attended the annual meeting of shareowners.

Our board of directors has the following seven committees: (1) executive; (2) people and compensation; (3) audit and finance; (4) nominating and corporate governance; (5) public policy and corporate responsibility; (6) science and technology; and (7) restricted stock grant.

Executive Committee

Members: Messrs. Grant (Chair), Parfet and Stevens

Our executive committee has the powers of our board of directors in directing the management of our business and affairs in the intervals between meetings of our board of directors (except for certain matters otherwise delegated by our board of directors or which by statute, our amended and restated certificate of incorporation or our by-laws are reserved for our entire board of directors). Actions of the executive committee are reported at the next regular meeting of our board of directors. The executive committee met two times during the 2005 fiscal year and took two actions by unanimous written consent.

People and Compensation Committee

Members: Messrs. McMillan (Chair), Bachmann and Parfet and Ms. King

Our people and compensation committee is responsible for (i) establishing and reviewing our compensation policy for senior management and ensuring that our senior management is compensated in a manner consistent with that compensation policy; (ii) establishing and reviewing our overall compensation policy for all our employees and employees of our subsidiaries, other than senior management; (iii) monitoring our management succession plan; (iv) reviewing and monitoring our performance as it affects our employees and overall compensation policies for employees other than senior management; (v) establishing and reviewing our compensation policy for non-employee directors; (vi) performing or delegating, reviewing and monitoring all of our settlor functions with respect to each employee pension or welfare benefit plan sponsored by us or any of our subsidiaries; and (vii) producing an annual report on executive compensation for inclusion in our proxy statement. Pursuant to its charter, our people and compensation committee must be comprised of at least three members of the board of directors who, in the opinion of the board of directors, meet the independence requirements of the NYSE, are “non-employee directors” pursuant to Securities and Exchange Commission (“SEC”) Rule 16b-3 and are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). We believe all members of the people and compensation committee meet the independence requirements of the listing standards of the NYSE and are “outside directors” for purposes of Section 162(m) of the Code. A copy of the people and compensation committee’s written charter is available on our website at http://www.monsanto.com.

Our people and compensation committee delegated to a committee composed of senior management authority to administer and interpret our long-term incentive plans, make grants and awards (other than awards of restricted stock) under the incentive plans, and approve and administer other compensation plans for all employees except those employees subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934 or any officer to whom compensation paid by the Company is subject to the deduction limitations of Section 162(m) of the Code (we refer to these officers and employees collectively as “executive officers”). The people and compensation committee met five times and took two actions by unanimous written consent during the 2005 fiscal year.

Audit and Finance Committee

Members: Messrs. Parfet (Chair), Bachmann, McMillan and Stevens

The audit and finance committee assists the Company’s board of directors in fulfilling its responsibility to oversee (i) the integrity of the Company’s financial statements; (ii) the qualifications and independence of our independent registered public accounting firm; (iii) the performance of our independent registered public accounting firm and internal audit staff; and (iv) the compliance by the Company with legal and regulatory requirements. A complete description of the committee’s responsibilities is set forth in the audit and finance committee’s written charter. A copy of this written charter is attached hereto as Appendix B. Pursuant to its charter, the audit and finance committee has the sole authority to appoint or replace the Company’s independent registered public accounting firm, is required to approve all audit and non-audit engagements and services that are to be performed by the independent registered public accounting firm and has the authority to retain special legal, accounting or other consultants to advise it. The charter also directs the audit and finance committee to ensure the rotation of audit partners of the independent registered public accounting firm as required by law. The audit and finance committee met 10 times during the 2005 fiscal year and took one action by unanimous written consent.

One of the requirements contained in the audit and finance committee charter is that all committee members meet the independence and experience requirements of the listing standards of the NYSE. We believe all members of the audit and finance committee meet the current listing standards of the NYSE pertaining to the independence and experience requirements of members of a company’s audit committee. Our board of directors has also determined that each of the members of the audit and finance committee is an “audit committee financial expert” for purposes of the rules of the SEC and is “independent,” as that term is used in Schedule 14A, Item 7(d)(3)(iv) under the Securities Exchange Act of 1934, as amended. In addition, under our audit and finance committee’s charter, no director may serve as a member of the audit and finance committee if he or she serves on the audit committees of more than two other public companies unless the board of directors determines that such simultaneous service would not impair his or her ability to serve effectively on our committee.

Nominating and Corporate Governance Committee

Members: Messrs. Stevens (Chair) and McMillan and Ms. King

Our nominating and corporate governance committee identifies and recommends individuals to our board of directors for nomination as members of the board and its committees. Our nominating and corporate governance committee also leads the board of directors in its annual review of the board’s performance, and develops and recommends to the board of directors a set of corporate governance principles for the Company. A complete description of the committee’s responsibilities is set forth in the nominating and corporate governance committee’s written charter. A copy of the charter is available on our website at http://www.monsanto.com.

The nominating and corporate governance committee will consider nominees recommended by shareowners for election to the board provided the names of such nominees, accompanied by relevant biographical information, are submitted in writing to the Secretary of the Company. When evaluating potential director candidates, the committee will take into consideration the qualifications set forth on Attachment B to the board of directors’ charter and corporate governance guidelines, which is attached as Appendix E hereto. The committee will also consider whether potential director candidates will likely satisfy the applicable independence standards for the board, the audit and finance committee, the people and compensation committee and this committee, as set forth in Attachment A to the corporate governance guidelines, which is attached hereto as Appendix D. The committee seeks input from other board members and senior management to identify and evaluate nominees for director and may hire a search firm or other consultant to assist in the process. A third-party search firm has been engaged to assist in identifying and evaluating potential candidates for our board of directors.

Pursuant to its charter, all three members of the nominating and corporate governance committee must meet the independence requirements contained in the listing standards of the NYSE. We believe all members of the nominating and corporate governance committee meet the current listing standards of the NYSE pertaining to independence. In addition, the chairman of the nominating and corporate governance committee serves as the presiding director of the board and presides over executive sessions of non-management directors. The nominating and corporate governance committee met five times during the 2005 fiscal year and did not take any actions by unanimous written consent.

Public Policy and Corporate Responsibility Committee

Members: Ms. King (Chair), Dr. Poste, Dr. Long and Mr. AtLee

Our public policy and corporate responsibility committee reviews and monitors our performance as it affects communities, customers, other key stakeholders and the environment. This committee also reviews issues affecting the acceptance of our products in the marketplace, including issues of agricultural biotechnology and identifies and investigates significant emerging issues. The public policy and corporate responsibility committee met four times during the 2005 fiscal year and did not take any actions by written consent.

Science and Technology Committee

Members: Dr. Long (Chair), Dr. Poste and Mr. AtLee

Our science and technology committee reviews and monitors our science and technology initiatives in areas such as technological programs, research, agricultural biotechnology and information technology. Our science and technology committee also identifies and investigates significant emerging science and technology issues. The science and technology committee met five times during the 2005 fiscal year and did not take any actions by written consent.

Restricted Stock Grant Committee

Member: Mr. McMillan

Our restricted stock grant committee has the authority to award grants of restricted stock to all employees except executive officers. The committee determines the awards based upon recommendations by management. The restricted stock grant committee did not meet during our 2005 fiscal year, but took five actions by unanimous written consent.

Corporate Governance

We maintain a corporate governance page on our website which includes key information about our corporate governance initiatives, including our Board of Directors Charter and Corporate Governance Guidelines, our Code of Business Conduct, our Code of Ethics for the Chief Executive Officer and Senior Financial Officers and charters for the standing committees of the board of directors. The corporate governance page can be found at http://www.monsanto.com, by clicking on “Our Pledge,” and then “Corporate Governance.” Copies of these policies and codes can be obtained by any shareowner upon request by contacting the Office of the General Counsel, Monsanto Company, 800 North Lindbergh Boulevard, St. Louis, Missouri 63167.

Our policies and practices reflect corporate governance initiatives that comply with the listing requirements of the NYSE and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	Our board of directors has adopted clear corporate governance policies;

•	The charters of the board committees clearly establish their respective roles and responsibilities;

•	We have adopted categorical independence standards for determining director independence;

•	All members of the audit and finance committee, the people and compensation and committee, and the nominating and corporate governance committee are independent;

•	The non-management members of the board of directors meet regularly without the presence of management;

•	We have a clear code of business conduct and corporate governance applicable to our directors and employees that is monitored by our ethics office and is annually affirmed by our employees;

•	We have adopted a code of ethics that applies to our chief executive officer and the senior leadership of our finance department, including our chief financial officer and our controller;

•	Our internal audit function maintains critical oversight over the key areas of our business and financial processes and controls, and reports regularly to our audit and finance committee;

•	We have established a Global Business Conduct Office with working groups and facilitators in all parts of the world. Our code of business conduct has been translated into over 20 languages and distributed to our employees;

•	We have an outsourced guidance line and website available worldwide for the receipt of complaints regarding accounting, internal controls and auditing matters, and have in place procedures for the anonymous submission of employee concerns regarding questionable accounting or auditing matters; and

•	We have instituted the following methods under which an employee may submit a complaint or question: private post office box; internal toll-free telephone number; and special e-mail mailbox dedicated to business conduct matters.

The board charter requires that not more than two members of the board will fail to meet the criteria for independence established by the NYSE. Based on the board’s categorical independence standards which are attached as Appendix D hereto, the following directors, which constitute a majority of the board, are independent pursuant to the rules of the NYSE: John W. Bachmann, Gwendolyn S. King; Sharon R. Long; C. Steven McMillan; William U. Parfet, George M. Poste; and Robert J. Stevens.

Compensation of Directors — Non-Employee Director Equity Compensation Plan

From September 1, 2004, the first day of our 2005 fiscal year, until May 1, 2005, the effective date of the amendment to our Non-Employee Director Equity Compensation Plan described below (which we refer to in this proxy statement as the “Directors’ Plan”), each of our non-employee directors earned a base retainer, pursuant to the Directors’ Plan, having an annualized value of $130,000. Additional retainers were also earned during this period having the following annualized values: (i) $40,000 by any non-employee chairman of our board of directors; (ii) $25,000 by each of the chairs of the audit and finance committee, the people and compensation committee and the nominating and corporate governance committee (who is also our presiding director); (iii) $10,000 by each of the chairs of all other committees; and (iv) $5,000 by each member of the audit and finance committee (other than the chair of that committee). On April 19, 2005, our board of directors amended the Directors’ Plan effective as of May 1, 2005. Pursuant to the amendment, the annualized value of the base retainer payable to each non-employee director was raised to $150,000, the annualized value of the additional retainers for each of the chair of the science and technology committee and the chair of the public policy and corporate responsibility committee was raised to $15,000, and the annualized value of the additional retainers to each member of the audit and finance committee (other than the chair of that committee) was raised to $10,000. Half of the aggregate retainer for each director is payable in deferred common stock. The remainder is payable, at the election of each director, in the form of deferred common stock, restricted common stock, current cash and/or deferred cash. The Director’s Plan provides that a non-employee director will receive a grant of 3,000 shares of restricted stock upon his or her commencement of service as a member of our board of directors.

Deferred Common Stock.    Deferred common stock means shares of our common stock that are delivered at a specified time in the future. Under the Directors’ Plan, half of the aggregate annual retainer for each non-employee director is automatically paid in the form of deferred common stock. Earned shares of deferred common stock are credited in the form of hypothetical shares to a stock unit account at the beginning of each plan year and vests in installments as of the last day of each calendar month during the plan year, but only if a director remains a member of the board on that day. Hypothetical shares in each director’s account are credited with dividend equivalents. No director has voting or investment power over any deferred shares until distributed in accordance with the terms of the Directors’ Plan, generally upon termination of service.

Restricted Stock.    Restricted stock means shares of our common stock that vest in accordance with specified terms after they are granted. Dividends and other distributions are held in escrow to be delivered with the restricted stock as it vests. Any portions of a non-employee director’s aggregate annual retainer payable in the form of restricted stock vests in installments on the last day of each calendar month during a plan year, but only if the director remains a member of the board on that day. Any restricted stock granted to a non-employee director entitles the director to all rights of a shareowner with respect to common stock for all such shares issued in his or her name, including the right to vote the shares and to receive dividends or other distributions paid or made with respect to any such shares.

Cash/Deferred Cash.    Under the Directors’ Plan, any portion of a non-employee director’s aggregate annual retainer not paid in the form of deferred stock or restricted stock will be paid in cash, either monthly during the term or on a deferred basis, as elected by the director. Any deferred cash is credited to a cash account that accrues interest at the average Moody’s Baa Bond Index Rate, as in effect from time to time.

In addition to the compensation described above, non-employee directors, and from time to time, their spouses or guests, are reimbursed for expenses incurred in connection with the non-employee directors’ attendance at board, committee and shareowners meetings, including cost of travel, lodging, food and related expenses. Non-employee directors generally use commercial aircraft or their own transportation, but may on occasion travel on Company aircraft for such meetings. Non-employee directors are also reimbursed for reasonable expenses associated with other business activities related to their service on the board, such as participation in director education programs.

Compensation Committee Interlocks and Insider Participation

None of the members of the people and compensation committee is or has been an officer or employee of the Company or any of its subsidiaries. In addition, none of the members of the people and compensation committee had any relationships with the Company or any other entity that require disclosure under the proxy rules and regulations promulgated by the SEC. Mr. Parfet is a member of the compensation committee of Stryker Corporation and also served on the compensation committee of CMS Energy Corporation until May 2005. Ms. King is a member the management development and compensation committee and the stock option subcommittee at Lockheed Martin.

Election of Directors (Proxy Item No. 1)

The shareowners are being asked to elect Messrs. Grant, McMillan and Stevens to terms ending with the annual meeting to be held in 2009, until a successor is elected and qualified or until his earlier death, resignation or removal. The board nominated Messrs. Grant, McMillan and Stevens for election at the 2006 Meeting of Shareowners upon the recommendation of the nominating and corporate governance committee. Each nominee is currently a director of the Company. For more information regarding the nominees for director, see “Information Regarding Board of Directors and Committees” beginning at page 3.

We are also searching for a qualified person to add to our board of directors to fill a vacancy. Because this person was not known at the time this proxy statement was delivered to shareowners, our board of directors has determined to leave this seat vacant until an appropriate individual has been found. Proxies cannot be voted for a greater number of persons than the number of nominees named.

The board does not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unable to serve or for good cause will not serve, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute nominee nominated by the board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
ALL OF THE NOMINEES FOR DIRECTOR.

Ratification of Independent Registered Public Accounting Firm (Proxy Item No. 2)

Our audit and finance committee, pursuant to its charter, has appointed Deloitte & Touche LLP as the Company’s principal independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries and Monsanto management’s assessment of internal controls over financial reporting for our 2006 fiscal year.

While the audit and finance committee is responsible for the appointment, compensation, retention, termination and oversight of the independent registered public accounting firm, the audit and finance committee and our board are requesting, as a matter of policy, that the shareowners ratify the appointment of Deloitte & Touche LLP as the Company’s principal independent registered public accounting firm. The audit and finance committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the shareowners do not ratify the appointment, the audit and finance committee may investigate the reasons for shareowner rejection and may consider whether to retain Deloitte & Touche LLP or to appoint another auditor. Furthermore, even if the appointment is ratified, the audit and finance committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its shareowners.

A formal statement by representatives of Deloitte & Touche LLP is not planned for the annual meeting. However, Deloitte & Touche LLP representatives are expected to be present at the meeting and available to respond to appropriate questions. For a detailed listing of the fees expected to be billed to us by Deloitte & Touche LLP for professional services in the 2005 fiscal year, see “Committee Reports — Report of the Audit and Finance Committee” at page 32.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION
OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S PRINCIPAL
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR 2006 FISCAL YEAR.

Approval of Performance Goal Under §162(m) of the Internal Revenue Code (Proxy Item No. 3)

The shareowners are asked to consider and reapprove the material terms of the performance goal used for determining awards to certain executive officers under the Code Section 162(m) Annual Incentive Plan for Covered Executives established by the people and compensation committee. The performance goal was previously approved by shareowners at our 2001 Annual Meeting.

Under Code Section 162(m), shareowner approval of the material terms of the performance goal used for determining awards to certain executive officers under the Company’s Annual Incentive Plan is required to enable the Company to obtain a deduction for awards paid under the Annual Incentive Plan to any executive officer of the Company named in the Summary Compensation Table for a given year, whose compensation for the taxable year is in excess of $1 million. If the material terms of the performance goal used for determining awards under the Code Section 162(m) Annual Incentive Plan for certain executive officers are reapproved by shareowners, they will go into effect for fiscal year 2007. If approved, and unless the material terms of the performance goal are subsequently changed, the material terms of the performance goal used for determining awards to certain executive officers under the Code Section 162(m) Annual Incentive Plan established for Code Section 162(m) purposes will meet the shareowner requirements of Section 162(m) until 2012.

Code Section 162(m) Annual Incentive Plan

Eligible Participants.    Certain executive officers, who will be chosen by the Company each year based upon a determination as to who may appear in the Summary Compensation Table and earn in excess of $1 million for that year (approximately five people per year), will be eligible for awards only upon attainment of the objective performance goal referenced in the next paragraph.

Performance Goal.    No later than the 90th day of each performance year, the people and compensation committee will establish for certain eligible executive officers it designates an objective performance goal based on corporate net income for that performance year. If the performance goal established for the performance year is attained, the maximum award amount for an eligible executive officer will equal three-quarters of one percent (.75%) of corporate net income for the applicable performance year (subject to reduction as described below). The committee must certify the attainment of the applicable performance goal before an award is paid.

Net Income.    For purposes of determining attainment of the corporate performance goal and the maximum award amount, net income is defined to exclude unusual events, such as restructuring charges and the cumulative effect of accounting changes required under generally accepted accounting principles, as pre-determined by the committee.

Determination of Actual Awards.    The committee may decrease the actual award amount paid to an eligible executive for any performance year based on such secondary goals and considerations as may be determined by the committee in its sole discretion. In no event shall the actual amount awarded to each of such executive officers with respect to any performance year exceed three-quarters of one percent (.75%) of corporate net income for the applicable performance year.

Amendments.    The committee cannot change the material terms of the performance goal or the formula for computing the maximum award payable, without first obtaining shareowner approval.

A vote in favor of this proposal will be treated as a vote to approve each of the material terms of the performance goal used for determining awards to certain executive officers under the Code Section 162(m) Annual Incentive Plan described above for purposes of the exemption from the limitations of Code Section 162(m). The affirmative vote of the majority of the shares present in person or represented by proxy at the annual meeting is required for such approval.

The following table sets forth, as of November 15, 2005, the dollar value of the amounts that were received by each of the following persons under the Company’s Annual Incentive Plan relating to the full fiscal year 2005.

Name and Position	Dollar Values(1)
Hugh Grant, Chairman of the Board, President and Chief Executive Officer	2,205,000
Charles W. Burson, Executive Vice President, Secretary and General Counsel	550,000
Carl M. Casale, Executive Vice President, North America Commercial	600,000
Terrell K. Crews, Executive Vice President and Chief Financial Officer	600,000
Robert T. Fraley, Ph.D., Executive Vice President and Chief Technology Officer	740,000

(1)	Under the terms of the Company’s Annual Incentive Plan, all awards were paid in cash. These amounts do not include a special cash bonus of $75,000 paid to each of Mr. Burson and Mr. Crews that was in addition to the annual incentive payment under the Company’s 2005 Annual Incentive Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL
OF THE PERFORMANCE GOAL UNDER §162(m) OF THE INTERNAL REVENUE CODE.

Shareowner Proposals

Certain shareowners have submitted the two proposals set forth below. The following proposals have been carefully considered by the board of directors, which has concluded that their adoption would not be in the best interests of the Company or its shareowners. For the reasons stated after each proposal, the board recommends a vote “AGAINST” each of the shareowner proposals.

The proposals and supporting statements are presented as received from the shareowners in accordance with the rules of the Securities and Exchange Commission, and the board of directors and the Company disclaim any responsibility for their content. All references to “we” in the proposals and supporting statements are references to the proponents and not the Company’s other shareowners, the Company or the Company’s board of directors. We will furnish, orally or in writing as requested, the names, addresses and claimed share ownership positions of the proponents of these shareowner proposals promptly upon written or oral request directed to the Company’s Secretary.

Information regarding the inclusion of proposals in Monsanto’s proxy statement can be found on page 35 under “General Information — Shareowner Proposals.”

Shareowner Proposal One (Proxy Item No. 4)

STOCKHOLDER PROPOSAL
CORPORATE POLITICAL SPENDING:
POLITICAL SOFT MONEY AND TRADE ASSOCIATION DUES
Monsanto

RESOLVED, that the shareholders of Monsanto hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary political contributions and expenditures not deductible under section 162 (e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code, and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution, that if made directly by the corporation would not be deductible under section 162 (e)(1)(B) of the Internal Revenue Code, including the following:

a.	An accounting of the Company’s funds that are used for political contributions or expenditures as described above;

b.	The business rationale for each of the Company’s political contributions and expenditures; and

c.	Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure.

This report shall be presented to the board of directors’ audit committee or other relevant oversight committee, and posted on the company’s website to reduce costs to shareholders.

Stockholder Supporting Statements

As long-term shareholders of Monsanto, we support policies that apply transparency and accountability to corporate spending on political activities. In our view, such disclosure is consistent with public policy and in the best interest of the Company’s shareholders.

Company executives exercise wide discretion over the use of corporate resources for political activities. They make decisions without a stated business rationale for such expenditures. These decisions involve political contributions with corporate funds, called “soft money.” They also involve payments to trade associations and other tax-exempt groups used for political activities that media accounts call the “new soft money.” Most of these expenditures are not disclosed. In addition, its payments to trade associations used for political activities are undisclosed and unknown. The proposal asks the Company to disclose its political contributions and payments to tax exempt organizations including trade associations.

The Bi-Partisan Campaign Reform Act of 2002 allows companies to contribute to independent political committees, also known as 527s, and to give to tax-exempt organizations that make political expenditures and contributions.

Absent a system of accountability, corporate executives will be free to use company assets for political objectives that are not shared by and may be counter to the interests of the Company and its shareholders. Relying on publicly available data does not provide a complete picture of the Company’s political expenditures. The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE FOREGOING
PROPOSAL FOR THE FOLLOWING REASONS:

Monsanto is committed to participating constructively in the political process, as such participation is essential to the Company’s long-term success.    The agriculture biotechnology and chemical industries are highly regulated. Federal trade, environmental, tax and patent regulations directly affect Monsanto. In addition, we have a lengthy product pipeline in which it may take 10 years and substantial resources to develop a product for market. Because of the high cost of product development and the length of the product development period, it is crucial that we work to ensure a stable regulatory environment for our products. As a company committed to bringing new, valuable technologies to farmers within this highly regulated business environment, it is essential for Monsanto to be involved in the political process.

Monsanto and its political action committee (“PAC”) comply with all applicable laws and reporting requirements concerning political contributions.    Federal law prohibits corporations from making direct or indirect contributions to candidates or political parties at the federal level. The Company’s political contributions at the state level are limited to those states where such contributions are permitted. In such states, political contributions are required to be publicly disclosed by either the donor or the recipient, which are available on state government websites. Monsanto’s PAC is legally authorized to participate in the political process at the federal and state level. Except for a small amount of money used for administrative expenses, Monsanto’s PAC is completely funded by voluntary contributions made by eligible Monsanto employees. The PAC’s federal contributions are fully disclosed in public reports filed with the Federal Election Commission which are available at www.FEC.gov.

Effective governance processes are in place to oversee and audit political contributions made by Monsanto and its PAC.    Decisions regarding political contributions by the Company and the PAC are based on advancing the best interests of Monsanto and its shareowners. The Company’s political contributions are subject to oversight by a contributions committee that is chaired by the Company’s Executive Vice President, Secretary & General Counsel. The committee meets regularly and monitors the Company’s adherence to a set of bylaws that have been reviewed and approved by the public policy and corporate responsibility committee of the Company’s board of directors. The board committee receives reports regarding political contributions made by the Company. The PAC’s board of directors makes decisions regarding the allocation of PAC funds. The Company’s and the PAC’s political contributions are audited by the Company’s internal audit department.

We believe that the interests of the Company and its shareowners are well-served by the Company’s and the PAC’s participation in the political process, which is conducted pursuant to effective governance oversight, and that there is meaningful disclosure of political contributions in compliance with federal and state reporting requirements.    Adopting the policy and reporting requirements set forth in the shareowner proposal would not be useful to shareowners and would be burdensome and an unnecessary expense to the Company.

ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
“AGAINST” THIS PROPOSAL, AND YOUR PROXY WILL BE SO VOTED IF
THE PROPOSAL IS PRESENTED UNLESS YOU SPECIFY OTHERWISE.

Shareowner Proposal Two (Proxy Item No. 5)

SEPARATE CEO & CHAIR
Monsanto

RESOLVED:    The shareholders of Monsanto request that the Board of Directors establish a policy of, whenever possible, separating the roles of Chairperson and Chief Executive Officer so that an independent director who has not served as an executive officer of the Company serves as Chair of the Board of Directors.

This proposal shall not apply to the extent that complying would necessarily breach any contractual obligations in effect at the time of the 2006 shareholder meeting.

Supporting Statement

The principle of the separation of the roles of Chairperson and Chief Executive Officer is a basic element of sound corporate governance practice. The primary purpose of the Board of Directors is to protect shareholder’s interests by providing independent oversight of management and the CEO. The Board gives strategic direction and guidance to our Company.

Given these different roles and responsibilities, we believe:

•	an independent Board Chair – separated from the CEO – is the preferable form of corporate governance.

•	it is the role of the Chief Executive Officer and management to run the business of the company.

•	an independent Chair and vigorous Board will bring greater focus to ethical imperatives, and be better able to forge solutions for shareholders and consumers.

•	separating the roles of Chair and CEO at Monsanto would result in greater independence and accountability which would allow the company to have greater focus and thereby better address issues of environmental and health impacts of the company’s products.

The Board will likely accomplish both roles more effectively by separating the roles of Chair and CEO. An independent Chair will enhance investor confidence in our Company and strengthen the integrity of the Board of Directors.

A number of respected institutions recommend such separation. CalPER’s Corporate Core Principles and Guidelines state: “the independence of a majority of the Board is not enough” and that “the leadership of the board must embrace independence, and it must ultimately change the way in which directors interact with management.”

An independent board structure will also help the board address policy issues and other complex issues facing our company, among them:

•	reputational risk associated with Monsanto’s products.

•	the concern of the investment community with possible “off-balance sheet” liabilities, such as those associated with products that may be harmful to human health and the environment and which could impact long-term shareholder value.

•	disputes, within the United States and internationally, regarding the company’s patent rights claims.

In order to ensure that our Board can provide the proper strategic direction for our Company with independence and accountability, we urge a vote FOR this resolution.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE FOREGOING
PROPOSAL FOR THE FOLLOWING REASONS:

•	The board believes strongly that it should have the discretion of deciding if and when the Company is best served by a chairman who acts in a dual role as chief executive officer. Our current chairman and chief executive officer, Hugh Grant, has served with distinction, as proven by the Company’s performance under his leadership.

•	Robert J. Stevens, chairman of the board’s nominating and corporate governance committee, also serves as the board’s Presiding Director. In that role, Mr. Stevens (1) consults regularly with our chief executive officer on matters related to the board of directors, including the board agendas, (2) is available to be consulted by any of Monsanto’s senior executives as to any concerns they may have and (3) presides at executive sessions of the board and is the liaison for communications to Mr. Grant regarding such sessions.

•	This is not an area where “one size fits all.” According to a May 2005 report from Investor Responsibility Research Center, only 11% of S&P 1,500 companies have an independent chairman. The 2004 Blue Ribbon Commission of the National Association of Corporate Directors found that separation of the roles of chairman and chief executive officer was not necessary for effective board leadership, and that it is most important that an independent director serve as a focal point for the work of the independent directors. The Board believes that Mr. Stevens, in his role as Presiding Director, serves as such a focal point.

Monsanto’s board is structured to promote independence.    The Company’s board of directors is composed of more than a three-fourths majority of independent directors, which is well above the majority of independent directors mandated by the New York Stock Exchange. The Company’s audit and finance committee, people and compensation committee and nominating and corporate governance committee are composed solely of independent directors. Committee chairs approve agendas and materials for their committee meetings. Non-management directors meet in executive sessions that are not attended by management in conjunction with each regular board meeting. Each director is an equal participant in decisions made by the full board, and the Presiding Director and the other independent directors communicate regularly with the chief executive officer regarding appropriate board agenda topics and other board related matters.

Monsanto has established strong and effective corporate governance and board communication practices.    The Company has established corporate governance guidelines that are posted on our corporate website at www.monsanto.com. These policies and procedures set out in detail the board’s and its committees’ practices so that shareowners have a transparent view as to how Monsanto’s board works. As described on pages 6–7, the Company has also established procedures that allow shareowners and third-parties to easily communicate directly with our directors by mail and e-mail.

There is no benefit in limiting the board’s authority to choose the person it believes would best serve as chairman of the board.    Monsanto’s board already has the authority to appoint an independent director as chairman. The proposal would therefore eliminate the flexibility of the board to consider whether a member of management is best positioned to serve in that role at any given time. Rigid application of the proposal would deprive the board of the ability to evaluate the particular needs of the Company, the specific qualifications of the individual in question and the particular facts and circumstances of the Company, as it considers candidates for chairman. We believe that shareowners are best served by a board that can adapt its structure to the needs of the Company and the capabilities of its directors and senior executives. We also believe that the directors who serve on a board are best positioned to identify the director who has the skill and commitment to perform the chairman role effectively and who has the confidence and cooperation of the other directors.

Monsanto’s board is focused on the Company’s corporate governance practices and will continue to reevaluate its policies on an ongoing basis.    In view of the company’s highly independent board, our strong corporate governance practices and the fact that we have a presiding director, Monsanto’s board believes that the shareowner proposal is unnecessary and would not strengthen the board’s independence or oversight functions. We believe it would be detrimental to shareowner interests to remove the board’s business judgment to decide who is the best person to serve as chairman under particular circumstances that exist from time to time, whether such person is independent or a member of management. The board will continue to reexamine its policies on an ongoing basis to ensure that its corporate governance sufficiently address Monsanto’s needs.

ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
“AGAINST” THIS PROPOSAL, AND YOUR PROXY WILL BE SO VOTED IF
THE PROPOSAL IS PRESENTED UNLESS YOU SPECIFY OTHERWISE.

Stock Ownership of Management and Certain Beneficial Owners

Information is set forth below regarding beneficial ownership of our common stock, to the extent known to the Company, by (i) each person who is a director or nominee; (ii) each executive officer named in the Summary Compensation Table on page 19; (iii) all directors and executive officers as a group; and (iv) each person known to us to be the beneficial owner of 5% or more of our common stock. Except as otherwise noted, each person has sole voting and investment power as to his or her shares. All information is as of August 31, 2005, except as otherwise noted. The business address for each of the Monsanto directors and officers listed below is c/o Monsanto Company, 800 North Lindbergh Blvd., St. Louis, Missouri 63167.

Name	Shares of Common Stock Owned Directly or Indirectly(1)(2)	Shares Underlying Options Exercisable Within 60 Days(3)	Total(4)
Hugh Grant	146,233	334,261	480,494
Frank V. AtLee III	52,741	0	52,741
John W. Bachmann	12,214	0	12,214
Gwendolyn S. King	12,875	10,000	22,875
Sharon R. Long, Ph.D.	9,494	10,000	19,494
C. Steven McMillan	24,412	0	24,412
William U. Parfet	129,286	10,000	139,286
George H. Poste, D.V.M, Ph.D.	7,266	0	7,266
Robert J. Stevens	15,337	10,000	25,337
Charles W. Burson	40,923	70,891	111,814
Carl M. Casale	30,034	99,928	129,962
Terrell K. Crews	35,772	181,801	217,573
Robert T. Fraley, Ph.D.	70,599	63,301	133,900
All directors and executive officers as a group (22 persons)	811,879	990,512	1,802,391
FMR Corp.(5)	28,280,122	—	28,280,122
Barclays Global Investors, NA(6)	13,734,771	—	13,734,771

(1)	Includes the following shares of deferred common stock deliverable to each non-employee director as compensation under the Directors’ Plan as described beginning on page 10: Mr. AtLee, 25,526; Mr. Bachmann, 5,214; Ms. King, 11,199; Dr. Long, 9,494; Mr. McMillan, 14,866; Mr. Parfet, 14,078; Dr. Poste, 7,266; Mr. Stevens, 10,337; and directors as a group, 97,980. Shares of deferred stock are credited in the form of hypothetical shares to a stock unit account on the first day of the plan year and vest in installments as of the last day of each calendar month during the plan year. Hypothetical shares are credited with dividend equivalents, also in the form of hypothetical shares. No director has voting or investment power of such shares until distributed in accordance with the terms of the Directors’ Plan, generally upon termination of service.

(2)	Includes the indicated number of shares of Monsanto Company common stock beneficially owned by the following individuals under the Monsanto Company Savings and Investment Plan: Mr. Grant, 2,165; Mr. Burson, 1,572; Mr. Casale, 34; Mr. Crews, 2,772; Dr. Fraley, 4,060; and executive officers as a group, 41,659. Excludes the indicated number of hypothetical shares of Monsanto Company common stock credited to a bookkeeping account as deferred compensation in the name of the following individuals under the Monsanto Company ERISA Parity Savings and Investment Plan: Mr. Grant, 11,477; Mr. Burson, 3,301; Mr. Casale, 64; Mr. Crews, 3,712; Dr. Fraley, 5,537; and executive officers as a group, 40,127. Excludes the number of hypothetical shares of Monsanto Company common stock credited to a bookkeeping account as deferred compensation in the name of the following individuals under the Monsanto Company Deferred Compensation Plan: Mr. Crews, 903; and executive officers as a group, 10,054.

(3)	The SEC deems a person to have beneficial ownership of all shares that he or she has the right to acquire within 60 days. For purposes of this table, the Company has used January 30, 2006 as the cut-off date, which is 60 days after December 1, 2005. The shares indicated represent shares underlying stock options granted under the 2000 Amended Long-Term Incentive Plan. The shares underlying options cannot be voted.

(4)	The percentage of shares of outstanding common stock of the Company, including options exercisable within 60 days after December 1, 2005, beneficially owned by any director or executive officer does not exceed 1%. The percentage of shares of outstanding common stock of the Company, including options exercisable within 60 days after December 1, 2005, beneficially owned by all directors and executive officers as a group is 0.7%.

(5)	Information is based on a Schedule 13G filed with the SEC on January 10, 2005, filed by FMR Corp. and its affiliates in their capacity as investment advisors. FMR Corp.’s shares represent 10.5% of our outstanding common stock. FMR Corp.’s business address is 82 Devonshire Street, Boston, MA 02109. An affiliate of FMR Corp., Fidelity Investments Institutional Services Company, Inc. (“Fidelity”), acts as the administrator for various plans of the Company and its subsidiaries, including certain pension plans, 401(k) plans and health and welfare benefit plans. In exchange for such administrative services, Fidelity received fees totaling approximately $5.5 million in fiscal year 2005. In addition, Fidelity Management Trust Company, an affiliate of FMR Corp., is the investment manager for certain mutual funds in the 401(k) plans of certain of the Company’s subsidiaries. Fidelity Management Trust Company is compensated for its investment management services by the mutual funds through customary investment management fees. The administrative and investment management fee rates for fiscal year 2006 are expected to be the same or similar to the rates in fiscal year 2005.

(6)	Information is based on a Schedule 13G filed with the SEC on February 14, 2005, in Barclays Global Investors, N.A.’s and its affiliates’ capacity as investment advisors. Barclays Global Investors, N.A.’s shares represent 5.1% of our outstanding common stock. Barclays Global Investors, N.A.’s business address is 45 Fremont Street, San Francisco, CA 94105. In fiscal year 2005, the Company paid Barclays Capital Inc., an affiliate of Barclays Investors, N.A., $410,409 in exchange for its services as one of several dealer managers in a debt exchange transaction. In addition, Barclays Bank PLC, an affiliate of Barclays Global Investors, N.A., was the counterparty to a $25 million notional amount interest rate hedging contract and to approximately $2.4 billion notional amount of foreign-currency rate hedging contracts. The Company expects to enter into additional foreign-currency rate hedging contracts with Barclays Bank PLC in fiscal year 2006.

Executive Compensation

Summary Compensation Table

The following table sets forth information with respect to the compensation received for services rendered to the Company for the periods indicated by our chairman, president and chief executive officer, and for each of the other four most highly compensated executive officers of the Company for the 2005 fiscal year from September 1, 2004 to August 31, 2005 (we refer to these five individuals as the “Named Executive Officers”).

						Long Term Compensation
		Annual Compensation				Awards			Payouts
	Year(1)	Salary($)	Bonus ($)(2)		Other Annual Compensation ($)(3)	Restricted Stock Awards ($)		Securities Underlying Options (#)	LTIP Payouts ($)(4)	All Other Compensation ($)(5)
Hugh Grant	2005	1,037,115	2,205,000		105,550	—		225,310	—	222,180
Chairman of the Board,	2004	937,500	1,200,000		88,268	—		154,470	—	129,999
President and Chief	1/03–8/03	449,296	1,488,000		—	—		400,000	—	36,519
Executive Officer	2002	590,192	—		—	—		—	2,739,872	56,651
Charles W. Burson	2005	455,396	625,000		—	—		37,180	—	73,772
Executive V.P., Secretary	2004	444,846	320,000		—	—		25,490	—	52,394
and General Counsel	1/03–8/03	284,154	412,000		—	—		75,000	—	21,974
	2002	430,000	—		—	320,400	(6)	—	—	22,936
Carl M. Casale	2005	468,423	600,000		—	—		67,600	—	62,239
Executive Vice President,	2004	433,077	325,700		—	—		46,340	—	45,825
North America	1/03–8/03	246,465	412,000		—	—		92,920	—	17,735
Commercial	2002	356,058	—		—	—		—	—	24,112
Terrell K. Crews	2005	488,500	675,000		—	—		76,610	—	80,454
Executive Vice President	2004	456,923	340,000	(8)	—	—		52,520	—	56,186
and Chief Financial	1/03–8/03	270,769	500,000		—	134,160	(7)	99,790	—	22,258
Officer	2002	383,077	—		—	—		—	—	32,481
Robert T. Fraley, Ph.D.	2005	511,904	740,000		—	—		112,660	—	89,304
Executive V.P. and Chief	2004	492,308	415,000		—	—		77,240	—	61,225
Technology Officer	1/03–8/03	316,153	531,700		—	—		144,000	—	26,891
	2002	475,769	—		—	—		—	2,813,130	53,919

(1)	Compensation for 2002 is for that calendar year. In July 2003, we changed from a calendar year-end to a fiscal year ending August 31. Consequently, compensation information for the transition period is for the eight months beginning January 1, 2003 and ending August 31, 2003. Compensation information for 2004 and 2005 is for September 1, 2003 through August 31, 2004 and September 1, 2004 through August 31, 2005, respectively.

(2)	In July 2003, the board amended the Company’s by-laws to change from a calendar year end to a fiscal year ending August 31. As a result, the Company had an eight-month transition period from January 1, 2003 to August 31, 2003. The people and compensation committee determined that the Company would not truncate the calendar year 2003 Annual Incentive Plan performance year since goals and measurements for the 2003 calendar year performance period had already been established and performance was underway when the decision was made to change the Company’s year end. Instead, the committee approved an eight-month annual incentive plan transition performance period from January 1, 2004 through August 31, 2004 so that commencing September 1, 2004 the annual incentive plan performance period and the Company’s fiscal year would coincide.

Amounts reported above for 2005 represent bonuses earned for the performance period that coincides with the 2005 fiscal year, which were paid in November 2005. In addition, for Mr. Burson and Mr. Crews the amounts reported include a special cash bonus of $75,000 each that were in addition to the annual incentive payment under the Company’s 2005 Annual Incentive Plan. The amounts reported above for 2004 represent bonuses earned for performance during the eight-month incentive plan transition performance period from January 1, 2004 through August 31, 2004, which were paid in November 2004. Bonus amounts reported above for the 2003 transition period represent bonuses earned for performance during the 2003 calendar year annual incentive plan performance period, which were paid in March 2004. No bonuses were earned or paid under the 2002 calendar year annual incentive plan performance period.

(3)	Applicable regulations set reporting thresholds for certain non-cash compensation if the aggregate amount is in excess of the lesser of $50,000 or 10% of the total annual salary and bonus reported for the Named Executive Officers. For Mr. Grant, the 2005 amount shown represents perquisites in the amount of $105,550, which includes the incremental cost to the Company of $80,801 for personal use of corporate aircraft. For security reasons, the board requires Mr. Grant to use Company aircraft for both business and personal flights. Mr. Grant is taxed on the imputed income attributable to personal use of Company aircraft and does not receive tax assistance from the Company with respect to such amounts. The incremental cost of Company aircraft used for a nonbusiness flight is calculated by multiplying the aircraft’s hourly variable operating cost by a trip’s flight time, which includes any flight time of an empty return flight. Fixed costs that do not vary based upon usage are not included in the calculation of direct operating cost. For Mr. Grant, the 2004 amount shown represents perquisites in the amount of $88,268, which includes an initiation fee of $50,000 to the Bogey Club in St. Louis, Missouri and reimbursement to Mr. Grant of income taxes in the amount of $26,358 with respect to that amount. Mr. Grant has used the club for business-related purposes.

(4)	LTIP payouts for 2002, includes the vesting and payment of the full value of phantom share accounts on October 1, 2002 pursuant to Phantom Share Agreements entered into at the time of our initial public offering between the Company and each of Mr. Grant, Dr. Fraley and others. All conditions necessary for payment of the value of the phantom shares occurred before the vesting date, including (i) achievement of the performance goal that the Company achieve positive net income for 2001; and (ii) shareowner approval (which was obtained at our annual meeting held in 2001). The agreements replaced former change-of-control employment agreements (which were triggered upon Former Monsanto’s merger with Pharmacia & Upjohn) under which the executives would have been entitled to substantial severance benefits under certain circumstances. The phantom share agreements were designed to provide incentive pay tied to the performance of our common stock, generally conditioned upon the executives remaining employed by us or our affiliates through the date of vesting.

(5)	Amounts in this column reflect employer contributions in fiscal year 2005 to the Monsanto Company Savings and Investment Plan, a tax-qualified plan under the Code, and employer allocations in fiscal year 2005 to the Monsanto Company ERISA Parity Savings and Investment Plan, a non-qualified plan under the Code. In response to the enactment of the Sarbanes-Oxley Act of 2002, the Company ceased contributions to the split dollar life insurance arrangement for Dr. Fraley in 2002.

(6)	Mr. Burson was granted 20,000 restricted shares under the 2000 Amended Long-Term Incentive Plan on September 18, 2002. The closing per share price of the Company’s common stock on that date was $16.02. These shares vested on September 18, 2005. Dividends were paid to Mr. Burson on these restricted shares during the vesting period. Mr. Burson’s 20,000 restricted shares had a value of $1,276,800 using the closing price per share on August 31, 2005 of $63.84.

(7)	Mr. Crews was granted 6,000 restricted shares under the 2000 Amended Long-Term Incentive Plan on June 17, 2003. The closing per share price of the Company’s common stock on that date was $22.36. These shares vest on June 17, 2006. Dividends have been and will be paid to Mr. Crews on these restricted shares. Mr. Crews’ 6,000 restricted shares had a value of $383,040 using the closing price per share on August 31, 2005 of $63.84.

(8)	Pursuant to the provisions of the Amended and Restated Monsanto Company Deferred Payment Plan, Mr. Crews elected to defer $60,000 of the bonus amount earned during the January 1- August 31, 2004 performance period until the first January or July occurring at least six months after his retirement or sooner termination of employment. The remaining portion of the bonus amount was paid to Mr. Crews in November 2004. Under the terms of the plan, Mr. Crews also elected that: (i) 40% of the deferred amount be credited to a cash account that accumulates interest equivalents, credited monthly, at an annually adjusted rate equal to the average yield of the Moody’s Baa Bond Index for the prior calendar year, and (ii) 60% of the deferred amount be converted to hypothetical shares of Monsanto common stock and credited to a stock unit account, the number of hypothetical shares being equal to the designated deferred amount, divided by the average of the fair market value of one share of Monsanto common stock on each of the ten consecutive days ending on the trading day immediately preceding the date the deferred award was credited to the stock unit account. Accordingly, 846 hypothetical shares of Monsanto common stock were credited to Mr. Crews’ stock unit account as of November 12, 2004, based upon the average fair market value (determined in accordance with the procedure described above) of $42.537. Under the terms of the plan, the hypothetical shares of stock credited to Mr. Crews’ stock unit account will be credited with the cash value of dividend equivalents.

Option Grants in the 2005 Fiscal Year

The following table sets forth certain information regarding awards of Monsanto stock options to the Named Executive Officers during the 2005 fiscal year. All of these awards were granted during the period from September 1, 2004 through August 31, 2005. No stock appreciation rights were granted to such persons during the 2005 fiscal year.

Individual Grants(1)					Grant Date Value
Name/Date of Grant	Number of Securities Underlying Options Granted (#)(3)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)(4)	Expiration Date	Grant Date Present Value $(2)
Hugh Grant October 29, 2004	225,310	5.84%	$41.61	October 28, 2014	$3,750,000
Charles W. Burson October 29, 2004	37,180	0.96%	$41.61	October 28, 2014	$618,750
Carl M. Casale October 29, 2004	67,600	1.75%	$41.61	October 28, 2014	$1,125,000
Terrell K. Crews October 29, 2004	76,610	1.98%	$41.61	October 28, 2014	$1,275,000
Robert T. Fraley, Ph.D. October 29, 2004	112,660	2.92%	$41.61	October 28, 2014	$1,875,000

(1)	The options were granted under the 2000 Amended Long-Term Incentive Plan. Options were granted at 100% of the fair market value of Monsanto common stock on the date of grant. The term of these options may not exceed 10 years, and may be shorter as a result of a participant’s death or termination of service. One-third of the options became exercisable on November 15, 2005 and one-third of the options become exercisable on each of November 15, 2006 and November 15, 2007. The options will vest in full if we undergo a change of control (as defined in the 2000 Amended Long-Term Incentive Plan). Such accelerated vesting could result in a participant being considered to receive “excess parachute payments” (as defined in Section 280G of the Code), which payments are subject to a 20% excise tax imposed on the participant. If so, the participant would generally be entitled to be made whole for such excise tax under our excess parachute tax indemnity plan, and we would not be able to deduct the excess parachute payments or any such indemnity payments.

(2)	Amounts shown are grant date values which were converted to stock options based on an estimated Black-Scholes value equal to 40% of the fair market value of a share of Company stock on the grant date. Assumptions used were volatility of 31.45%, risk-free rate of return of 4.18%, expected dividend yield of 1.56% and expected life of ten years.

(3)	The amounts in this column do not reflect option grants to the following individuals under the 2000 Amended Long-Term Incentive Plan on October 28, 2005, at an exercise price per share of $58.435: Mr. Grant, 168,460; Mr. Burson, 26,480; Mr. Casale, 48,140; Mr. Crews, 54,550; and Dr. Fraley, 80,220. The options were granted at 100% of the fair market value of Monsanto common stock on the date of grant upon substantially the same terms and conditions as described in Note 1 above, except that one-third of the options become exercisable on each of November 15, 2006; November 15, 2007; and November 15, 2008.

(4)	The participants are allowed to pay the exercise price in cash, by delivering shares of our common stock or by any other method designated by the people and compensation committee at the time of grant.

Aggregated Option Exercises in the 2005 Fiscal Year and Option Values on August 31, 2005

The following table presents information for options exercised by each of the Named Executive Officers during the 2005 fiscal year and the number and value of the remaining options (as if such options were vested and exercisable) held by those executive officers at the end of the 2005 fiscal year.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Options at August 31, 2005 (#) Exercisable/Unexercisable(1)(2)	Value of Unexercised In-the-Money Options at August 31, 2005 ($) Exercisable/Unexercisable(3)
Hugh Grant	440,000	12,535,950	259,157/461,623	10,626,342/13,854,399
Charles W. Burson	116,100	3,030,876	58,497/79,173	2,598,498/2,480,958
Carl M. Casale	0	0	77,394/129,466	3,275,490/3,786,212
Terrell K. Crews	150,000	6,140,282	156,264/144,886	6,686,191/4,227,743
Robert T. Fraley, Ph.D.	48,000	2,201,088	25,747/212,153	786,313/6,219,384

(1)	The options were granted under the 2000 Amended Long-Term Incentive Plan. Options were granted at 100% of the fair market value on the date of grant and vest in varying increments at specified periods. The term of these options may not exceed 10 years and may be shorter as a result of a participant’s death or termination of service. The options will vest in full if we undergo a change of control (as defined in the 2000 Amended Long-Term Incentive Plan). Such accelerated vesting could result in a participant being considered to receive “excess parachute payments” (as defined in Section 280G of the Code), which payments are subject to a 20% excise tax imposed on the participant. If so, the participant would generally be entitled to be made whole for such excise tax under our excess parachute tax indemnity plan, and we would not be able to deduct the excess parachute payments or any such indemnity payments.

(2)	The participant is allowed to pay the exercise price in cash, by delivering shares of our common stock or by any other method designated by the people and compensation committee at the time of grant.

(3)	Calculated by: (A) determining the difference between (1) $62.925, which was the average of the high and low trading prices per share of the Company’s common stock on August 31, 2005, and (2) the exercise price of the option; and (B) multiplying such difference by the total number of shares under option.

Long-Term Incentive Plan Awards in 2005 Fiscal Year

The following table presents the performance-based restricted stock units granted during our 2005 fiscal year to each of the Named Executive Officers.

			Estimated Future Payouts Under Non-Stock Price-Based Plan
Name	Number of Units	Performance or Other Period Until Maturation or Payout	Threshold (#)	Target (#)(1)(2)(3)	Maximum (#)
Hugh Grant	25,040	8/31/07	12,520	25,040	50,080
Charles W. Burson	4,140	8/31/07	2,070	4,140	8,280
Carl M. Casale	7,520	8/31/07	3,760	7,520	15,040
Terrell K. Crews	8,520	8/31/07	4,260	8,520	17,040
Robert T. Fraley, Ph.D.	12,520	8/31/07	6,260	12,520	25,040

(1)	The target number of performance-based restricted stock units shown above were granted on October 29, 2004 at a grant price of $41.61, with vesting subject to (i) the Company’s attainment of specified performance criteria relating to cumulative earnings per share, return on capital and cash flow goals during the designated performance period (September 1, 2004–August 31, 2006), and (ii) the executive’s continued employment during the designated service period (September 1, 2004–August 31, 2007). The executive will be eligible to vest in between zero and twice the number of units shown, depending on the Company’s performance against goals. If he vests in some or all of the units and then meets an additional one-year service requirement, he will receive a corresponding number of shares of stock upon settlement of his units. Grantees receive dividend equivalent payments on their units. Units are generally settled by delivery of shares at the time they vest, except to the extent the grantee elects to defer delivery. Mr. Crews has elected to defer delivery of his units until retirement or sooner termination of employment. See “Committee Reports — Report of the People and Compensation Committee on Executive Compensation, Components of Executive Compensation — Long-Term Incentive Program” at page 28.

(2)	The amounts in the column do not reflect grants of a target number of performance-based restricted stock units under the 2000 Amended Long-Term Incentive Plan on October 28, 2005 at a grant price of $58.435, to the following individuals: Mr. Grant, 18,720; Mr. Burson, 2,950; Mr. Casale, 5,350; Mr. Crews, 6,070; and Dr. Fraley, 8,920. The grants were upon substantially the same terms and conditions described in Note 1 above, except that the designated performance period is September 1, 2005–August 31, 2007 and the designated service period is September 1, 2005–August 31, 2008.

(3)	On October 24, 2005, after evaluating the Company’s performance with respect to the financial goals of the performance-based restricted stock unit awards granted to the executive officers in February 2004, the people and compensation committee determined that based on the Company’s outstanding performance during the performance period, 200% of each executive’s target-level award would be made available for vesting, subject to the additional service requirements. Accordingly, the number of restricted stock units from the February 2004 grant that are available for each of the named executive officers, subject to the additional service requirements, are as follows: Mr. Grant, 34,320; Mr. Burson, 5,660; Mr. Casale, 10,300; Mr. Crews, 11,680; and Dr. Fraley, 17,160.

Pension Plans

The Named Executive Officers (as well as our other employees) are eligible for retirement benefits payable under our tax-qualified and non-qualified defined benefit pension plans. The Former Monsanto tax-qualified defined benefit pension plan in the United States had been sponsored by Pharmacia (see “Information Regarding Our Formation” on page 1) through December 31, 2001, and we were a participating employer in the plan through that date. Effective as of January 1, 2002, pursuant to the Employee Benefits and Compensation Allocation Agreement between us and Pharmacia, as amended, the Former Monsanto U.S. tax-qualified defined benefit pension plan was split into two tax-qualified defined benefit pension plans: one covering our employees and certain former employees allocated to us, and one covering those Pharmacia employees and former employees who had been covered under the Former Monsanto plan prior to January 1, 2002. Also effective January 1, 2002, sponsorship of the Former Monsanto plan (the portion of the divided plan that covered our employees and certain former employees allocated to us) was transferred to and assumed by us, and the trust under the Former Monsanto plan was converted into a master trust that held the assets of both our plan and Pharmacia’s plan. Also effective as of January 1, 2002, we established our own non-qualified defined benefit pension plans in the U.S. and all liabilities under the non-qualified defined benefit pension plans sponsored by Pharmacia relating to the Named Executive Officers (as well as our other employees) through that date were transferred to our plans. As of August 1, 2002, the master trust was separated into two trusts: one under the Monsanto tax-qualified defined benefit plan and one under the Pharmacia tax-qualified defined benefit plan. The disclosure that follows reflects the status of the Monsanto defined benefit pension plans as of the end of the 2005 fiscal year.

Effective January 1, 1997, the Former Monsanto U.S. defined benefit pension plan was amended. The Former Monsanto non-qualified pension plans providing benefits to executives that could not be provided under the Former Monsanto qualified plan because of limitations under federal tax law was similarly amended. The amended Former Monsanto defined benefit pension plans each consisted of two accounts: a “prior plan account” and a “cash balance account.”

The opening balance of the prior plan account was the lump sum value of the executive’s December 31, 1996 monthly retirement benefit earned at Former Monsanto prior to January 1, 1997 under the old defined benefit pension plan described below, calculated using the assumption that the monthly benefit would be payable at age 55 with no reduction for early payment. The formula used to calculate the opening balance for employment with Former Monsanto was the greater of 1.4% (1.2% for employees hired by Former Monsanto on or after April 1, 1986) of average final compensation multiplied by years of service, without reduction for Social Security or other offset amounts, or 1.5% of average final compensation multiplied by years of service, less a 50% Social Security offset. Average final compensation for purposes of determining the opening balance was the greater of (1) average compensation received during the 36 months of employment prior to 1997 or (2) average compensation received during the highest three of the five calendar years of employment prior to 1997.

For each year of the executive’s continued employment with Former Monsanto, Pharmacia or us after 1996, the executive’s prior plan account is increased by 4% to recognize that prior plan benefits would have grown as a result of pay increases.

For each year that the executive is employed by Former Monsanto, Pharmacia or us after 1996, 3% of annual compensation in excess of the Social Security wage base and a percentage (based on age) of annual compensation (salary and annual bonus) is credited to the cash balance account. The applicable percentages and age ranges are: 3% before age 30, 4% for ages 30 to 39, 5% for ages 40 to 44, 6% for ages 45 to 49, and 7% for age 50 and over. In addition, the cash balance account of executives who earned benefits under Former Monsanto’s old defined benefit pension plan will be credited each year, during which the executive is employed after 1996 (for up to 10 years based on prior years of service with Former Monsanto or Pharmacia), with an amount equal to a percentage (based on age) of annual compensation. The applicable percentages and age ranges are: 2% before age 30, 3% for ages 30 to 39, 4% for ages 40 to 44, 5% for ages 45 to 49, and 6% for age 50 and over.

In addition to the retirement benefits for Mr. Grant based on his years of service as our employee in the United States, Mr. Grant is also eligible for regular retirement benefits based on his years of service as our employee outside the United States in the United Kingdom. In addition, Mr. Grant participates in our regular, non-qualified pension plan designed to protect retirement benefits for employees serving in more than one country.

Mr. Burson has an individual supplemental retirement arrangement with us under which he is entitled to a supplemental retirement benefit, subject to certain vesting and other conditions. The amount of the benefit is credited to a notational bookkeeping account and is equal to two and one-half times the sum of the contribution credits to his accounts under our tax-qualified and non-qualified defined benefit plans, plus interest credits on the balance of the account credited in the same manner as are interest credits under our tax-qualified defined benefit plan.

The estimated annual benefits payable under our United States tax-qualified and non-qualified defined benefit plans to the Named Executive Officers as a single life annuity beginning at age 65 (assuming that each Named Executive Officer remains employed by us until age 65 and receives 4% annual compensation increases) are as follows: Mr. Grant, $971,269; Mr. Burson, $255,367; Mr. Casale, $637,748; Mr. Crews, $498,130; and Dr. Fraley, $587,932. The estimated annual benefit payable to Mr. Grant as a single life annuity beginning at age 65 under the non-qualified pension plan for employees serving in more than one country is $892,840. When the United Kingdom pension benefits of $67,855 are included for Mr. Grant, his total estimated annual benefit payable as a single life annuity beginning at age 65 is $1,931,964.

Equity Compensation Plan Information

In General.    We currently have three compensation plans under which our equity securities are authorized for issuance to employees or non-employee directors: (i) the Monsanto Company Long-Term Incentive Plan (which we refer to in this proxy statement as the “2000 Amended Long-Term Incentive Plan”), (ii) the Monsanto Company 2005 Long-Term Incentive Plan (which we refer to in this proxy statement as the “2005 Long-Term Incentive Plan”), and (iii) the Monsanto Broad-Based Stock Option Plan (which we refer to in this proxy statement as the “Broad-Based Plan”). Each of the plans has been approved by our shareowners. Equity-based compensation awards under the Directors’ Plan have been granted under the 2000 Amended Long-Term Incentive Plan as and when provided for under the Directors’ Plan.

The following table shows for these plans as a group the number of shares of common stock to be issued upon exercise of options outstanding at August 31, 2005, the weighted average exercise price of those options, and the number of shares of common stock remaining available for future issuance at August 31, 2005, excluding shares to be issued upon exercise of outstanding options. We did not assume any equity compensation plans in mergers.

Equity Compensation Plan Table

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- average Exercise Price at Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities to be Issued Upon Exercise)(2)(3)
Equity compensation plans approved by security holders(1)	14,682,796	$27.7203	16,133,465
Total	14,682,796	$27.7203	16,133,465

(1)	At August 31, 2005, under the 2000 Amended Long-Term Incentive Plan, there was a total of 14,098,158 shares of common stock to be issued upon exercise of outstanding options granted having a weighted average exercise price of $27.6161 and 4,126,235 shares of common stock remaining available for future issuance (excluding shares to be issued upon exercise of outstanding options). At August 31, 2005, under the Broad-Based Stock Option Plan, there was a total of 584,638 shares of common stock to be issued upon exercise of outstanding options having a weighted average exercise price of $30.3654 and 7,230 shares of common stock remaining available for future issuance (excluding shares issuable upon exercise of outstanding options). At August 31, 2005, under the 2005 Long-Term Incentive Plan, there were no options granted or outstanding, and 12,000,000 shares of common stock remaining available for future issuance.

(2)	This calculation excludes 193,200 shares of unvested restricted stock, 108,989 shares of deferred stock and 136,410 shares of unvested restricted stock units that were issued as of August 31, 2005.

(3)	The Company’s Employee Stock Purchase Plan allows certain of our employees in the United States, Canada and Singapore (excluding executive officers and directors) to borrow up to $10,000 from the Company to purchase shares of Monsanto stock at the fair market value of the stock on the date of the purchase, and repay the borrowed funds, without interest, through payroll deductions over 40 months. While there is no fixed limit on the number of shares available under the plan, all shares are purchased on the open market. The plan prohibits a participant from having loan advances for more than $10,000 in total or for more than three separate purchases of stock outstanding at one time. Amounts relating to the Employee Stock Purchase Plan are not reflected in the above table. As of August 31, 2005, 120,015 shares of our common stock have been purchased by employees under the plan and 500 employees were participating in the plan. This plan has been approved by our shareowners. In response to the enactment of the Sarbanes-Oxley Act of 2002, the Company precluded its executive officers from participating in the plan.

Change of Control Agreements

We have entered into change-of-control employment agreements with a number of key executives including our Named Executive Officers. Our people and compensation committee reviews eligibility with respect to the agreements at least annually. Generally, these agreements have terms that currently end on June 30, 2006, and are automatically extended one year at a time, unless we give the executive a notice that no extension will occur. If a change of control of Monsanto occurs during the term of an agreement, then the agreement becomes operative for a fixed period. Generally, under these agreements, a change of control is defined to include:

•	The acquisition by any person or group of 20% or more of the combined voting power of the Company (excluding acquisitions from or by the Company, any subsidiary or Company employee benefit plan and certain business combinations in which generally substantially all of the beneficial owners of the Company’s voting power own more than 60% of the combined voting securities of the resulting corporation, in substantially the same proportion as prior to the combination, no one has 20% of the voting power as a result of the combination and at least a majority of the board of directors of the resulting company were members of the incumbent board);

•	Individuals constituting our board of directors at the time of our initial public offering (“incumbent directors”) generally cease to constitute at least a majority of our board, provided that any subsequent director whose election or nomination was approved by a majority of the incumbent directors shall be considered to be an incumbent director;

•	Certain mergers, consolidations, sales of assets or other business combinations occur except as described in the first bullet above; or

•	Our shareowners approve a complete liquidation or dissolution of the Company.

The agreements provide generally that the Named Executive Officer’s terms and conditions of employment, including position, location, compensation and benefits, will not be adversely changed during the three-year period after such a change of control. If, during this three-year period, we terminate the executive’s employment other than for cause, death or disability, or the executive terminates for good reason, or if we terminate the executive’s employment without cause in connection with or in anticipation of a change of control, the executive is generally entitled to receive:

•	a specified multiple of the executive’s annual base salary plus an annual bonus amount and an amount to reflect our employer matching contributions under various savings plans;

•	accrued but unpaid compensation;

•	continued welfare benefits for a specified number of years;

•	a lump sum payment having an actuarial present value equal to the additional retirement plan benefits the executive would have received if he or she had continued to be employed by us for a specified number of years;

•	if the executive has reached age 50 at the conclusion of a specified number of years following employment termination, receipt of lifetime retiree medical benefits (to the extent applicable); and

•	outplacement benefits.

In addition, the executive is generally entitled to receive a payment in an amount sufficient to make him or her whole for any federal excise tax on excess parachute payments.

The specified multiple and the specified number of years is three for Messrs. Grant, Burson, Casale, and Crews, and Dr. Fraley.

Excess Parachute Tax Indemnity Plan

We have adopted the Excess Parachute Tax Indemnity Plan, which provides that if any of our non-employee directors or any of our employees who is not a party to a change-of-control employment agreement described above is subject to the federal tax on excess parachute payments received in connection with a change of control, we generally will pay him or her an amount to make him or her whole for the tax, and will pay any legal fees he or she may incur to enforce his or her rights under the plan or in connection with any Internal Revenue Service audit related to the excise tax.

Committee Reports

Report of the People and Compensation Committee on Executive Compensation

The people and compensation committee is responsible for, among other things, the establishment and review of our compensation policies and programs for the Company’s executive officers and ensuring that executive officers of the Company are compensated in a manner consistent with the compensation policy. It also monitors the Company’s executive succession plan, and reviews and monitors the Company’s performance as it affects the Company’s employees and the overall compensation policies for the Company’s employees.

Under the terms of its charter, the committee is required to consist of three or more members of the board of directors who meet the independence requirements of the NYSE, are “non-employee directors” pursuant to SEC Rule 16b-3, and are “outside directors” for purposes of Section 162(m) of the Code.

Compensation Policies

The overall objectives of the committee are to develop compensation policies and practices that:

•	align management’s interests with the long-term interests of shareowners;

•	encourage employees to behave like owners of the business and reward them when shareowner value is created;

•	provide reward systems that are simple, credible and common across the organization;

•	promote creativity, innovation and calculated risk-taking to achieve outstanding business results;

•	encourage employees to continually improve their capabilities to deliver business results;

•	reward for results rather than on the basis of seniority, tenure, or other entitlement; and

•	make the Company a great place to work that values diversity and inclusiveness in order to attract world-class employees at all levels around the globe.

Components of Executive Compensation

In furtherance of these objectives, the compensation programs for all Company executives include three components: (1) base pay; (2) an annual incentive program; and (3) a long-term incentive program.

The committee retained an outside consultant specializing in executive compensation to provide expertise on various matters coming before the committee. The levels of current compensation at competitive companies, derived from compensation surveys provided by an outside consultant, were used for comparison in establishing the Company’s current executive compensation policies, compensation programs and awards. The primary comparator group consisted of companies in general industry and the specialty chemicals industry with revenues generally approximating that of the Company. The committee also considered data from the biotechnology industry. The philosophy underlying each element of executive compensation is discussed below.

The annual and long-term compensation components of the program have been designed to encourage executives to increase shareowner value. Annual incentive compensation for our 2005 fiscal year performance period, paid in November 2005, was based on results versus goals for sales growth, earnings per share and cash flow, all of which affect shareowner value. Incentive compensation is closely tied to providing outstanding returns for shareowners.

In preparation for decisions regarding fiscal year 2006 compensation, the committee reviewed “Tally Sheets” for the Named Executive Officers which detailed (1) each element of current compensation including benefits and perquisites; (2) the potential value of all equity-based long-term incentive awards held by each named executive, both vested and unvested, at then-current market prices; and (3) the lump sum value of payments that would occur should the executive terminate under various scenarios (e.g., voluntary termination of employment, involuntary termination of employment without cause, retirement, termination of employment following a change of control of the Company). The analysis was performed to ensure that the committee was aware of all compensation elements and how each could be triggered should various events occur.

Base Pay.    Base pay reflects the external market value of a particular role as well as the experiences and qualifications that an individual brings to the role. Base pay is generally targeted to the median of the base pay paid by companies in our comparator group for a particular role.

Annual Incentive Plan.    The annual incentive plan for all regular employees, including executives, provides for cash awards that are determined shortly after the end of the performance period being measured. These annual awards depend upon the Company’s achievement of goals set at the beginning of each performance period; the individual’s level of responsibility; where applicable, performance of his or her business or staff group; and the individual’s personal performance.

The Fiscal Year 2005 Annual Incentive Plan for the September 1, 2004–August 31, 2005 performance period was designed to focus on the achievement of goals relating to sales growth, earnings per share and cash flow. Annual incentives were generally targeted at the median of the comparator group for target performance as measured against goals, with upside opportunity for above-target performance. The plan required that the incentive pool be funded at no less than 20% of the “target” level of funding if the Company paid dividends with respect to each quarter during the performance year. However, the Company had to meet the threshold level of performance with respect to the earnings per share goal in order for any funding of the incentive pool above 20% of the target level of funding to have occurred. Each employee’s annual incentive opportunity for the Fiscal Year 2005 Annual Incentive Plan was communicated in terms of “target” Company and individual performance as measured against goals set for the year, with award opportunities at “outstanding” performance equal to two times those at “target” performance. Neither the incentive pool nor individual awards were capped. After the end of the 2005 fiscal year performance period, the committee evaluated the Company’s performance against the Plan’s financial objectives. Given the outstanding performance by the Company during the performance period with respect to the earnings per share, sales growth and cash flow goals, the committee determined to fund the Fiscal Year 2005 Annual Incentive Plan at the outstanding level and allocated awards to each of the Named Executive Officers on individual contributions during the performance period.

The design of the Fiscal Year 2006 Annual Incentive Plan for the September 1, 2005–August 31, 2006 performance period and the incentive opportunities for executive officers, management and non-management employees are substantially the same as for the Fiscal Year 2005 Annual Incentive Plan.

Long-Term Incentive Program.    For our 2005 fiscal year long-term incentive compensation, the committee authorized a grant of stock options on October 29, 2004 to all regular management employees of the Company, including Named Executive Officers, pursuant to the terms of the 2000 Amended Long-Term Incentive Plan. The committee also authorized a grant of performance-based restricted stock units on October 29, 2004 to twelve executive officers, including the Named Executive Officers, also pursuant to the terms of the plan, giving the executives the opportunity to receive shares of the Company’s common stock after the performance and service conditions relating to the award have been met.

In determining the October 2004 grant of both stock options and restricted stock units, the committee first reviewed data from both general industry and biotechnology companies to determine the proportion of a Company’s total number of shares outstanding typically used for employee compensation programs in the marketplace. After determining the number of Company shares that could be used for awards for our 2005 fiscal year long-term incentive period based on that competitive analysis of the 50th and 75th percentiles of the marketplace, market data by employee classification level was reviewed to determine the allocation of the available shares amongst all eligible employees. For twelve executive officers, including the Named Executive Officers, a long-term value was determined for each individual. Seventy-five percent of that value was converted to a number of stock options using an estimated Black-Scholes value, and the remaining 25% of that value was converted to a number of performance-based restricted stock units. For all other management employees (approximately 2000 people), the long-term incentive opportunity for each individual was established (based on the individual’s role) by converting a percentage of base pay to a number of stock options using an estimated Black-Scholes value. Stock options granted in October 2004 for management were generally granted on October 29, 2004 to vest in annual increments of one-third; however, no options may vest before they have been held at least one year. Those eligible management employees hired or promoted on or before August 15, 2005 have received pro-rated stock option grants generally upon the same terms and conditions as the October 2004 grant, with the grant price equaling the fair market value of the Company stock on the date of the grant.

The performance-based restricted stock units granted to twelve executive officers, including the Named Executive Officers, in October 2004 were also granted on October 29, 2004, with vesting subject to (i) the Company’s attainment of specified performance criteria relating to cumulative earnings per share, cash flow and return on capital goals during the designated performance period (September 1, 2004–August 31, 2006), and (ii) the executive’s continued employment during the designated service period (September 1, 2004– August 31, 2007). After the end of the performance period on August 31, 2006, the committee will determine performance against the goal the committee established for purposes of Section 162(m) of the Code with respect to the grant. If the Section 162(m) performance goal is not met, all units will be forfeited as of November 15, 2006. If the Section 162(m) performance goal is met, a corresponding portion of the units initially awarded to each executive, from zero to 200%, will be considered eligible for vesting as determined by the committee based on the Company’s attainment of the specified performance criteria during the performance period and the executive’s employment during the service period. The executive is also eligible to receive cash payments equal to the cash dividends the executive would have been paid had he or she been the record owner of a number of shares of Monsanto stock equal to the number of units subject to the award on the applicable record date. The units will be settled by delivery of the appropriate number of shares of our common stock at the time of vesting or, if elected by the executive, at a later time.

For our 2006 fiscal year long-term incentive compensation, the committee authorized a grant of stock options on October 28, 2005 to all regular management employees of the Company, including the Named Executive

Officers, pursuant to the terms of the 2000 Amended Long-Term Incentive Plan, and a grant of performance-based restricted stock units to twelve of the executive officers, including the Named Executive Officers, on that same date. In determining the October 2005 grant of both stock options and restricted stock units, the committee used the same criteria to determine the allocation of the available shares amongst all eligible employees as it had with respect to the October 2004 grant of stock options and restricted stock units. The design of the performance-based restricted stock unit awards granted to executives on October 28, 2005 are essentially the same as those granted in October 2004, except that the designated performance period is September 1, 2005–August 31, 2007 and the designated service period is September 1, 2005–August 31, 2008.

Other Grants.    The committee or the restricted stock grant committee of the board may also make grants of restricted stock to individual executives to hire or retain those individuals or motivate achievement of particular business objectives. Additional stock option grants may be made to hire or retain certain individuals, reflect increased responsibility, or motivate the achievement of a particular business objective.

Chief Executive Officer Compensation

The committee meets no less than annually in executive session to evaluate the performance of the Chief Executive Officer, the results of which are used to determine his compensation.

On October 11, 2004, after reviewing Mr. Grant’s performance and relevant market data, the committee determined to increase his total annualized base pay to $1,050,000, effective as of January 3, 2005. Also on October 11, 2004, the committee reconfirmed Mr. Grant’s annual incentive opportunity at target-level performance to be 100% of year-end base pay for the 2005 fiscal year performance period. On October 29, 2004, Mr. Grant received a grant of 225,310 stock options at a grant price of $41.61 under the 2000 Amended Long-Term Incentive Plan, upon the same terms and conditions approved by the committee for all management level employees. Mr. Grant also received a grant of 25,040 performance-based restricted stock units at a grant price of $41.61 under the plan, upon the same terms and conditions approved by the committee for other executive officers. Under the terms of this grant, Mr. Grant will be eligible to vest in between zero and 50,080 units, depending on Company performance. If he vests in some or all of the units and then meets the additional service requirement described above, he will receive a corresponding number of shares of stock upon settlement of his units. In accordance with the terms and conditions of the award, Mr. Grant has elected to defer receipt of any shares of stock pursuant to his units until shortly after his retirement or sooner if his employment should be terminated.

On October 24, 2005, after again reviewing Mr. Grant’s performance and relevant market data, the committee determined to increase his total annualized base pay to $1,100,000, effective as of January 2, 2006. Also on October 24, 2005, the committee reconfirmed Mr. Grant’s annual incentive opportunity at target-level performance to be 100% of year-end base pay for the 2006 fiscal year performance period. The committee also evaluated Mr. Grant’s performance against corporate goals and objectives and in recognition of the attainment of outstanding results, determined to pay him a bonus under the Fiscal Year 2005 Annual Incentive Plan in the amount of $2,205,000, or 210% of his target award, which was paid in November 2005. On October 28, 2005, Mr. Grant received a grant of 168,460 stock options at a grant price of $58.435, also upon the same terms and conditions approved by the committee for all management level employees, and 18,720 performance-based restricted stock units at a grant price of $58.435, also upon the same terms and conditions as approved by the committee for other executive officers.

On October 24, 2005, after evaluating the Company’s performance with respect to the financial goals of the performance-based restricted stock unit award made to Mr. Grant in February 2004, the committee determined that based on Company performance, 34,320 units, or 200% of his target award would be made available for vesting after the additional service requirement of the award has been met. If Mr. Grant meets the additional service requirement, he will receive a corresponding number of shares of stock upon settlement of his units subject to his deferral described above.

Compensation for the Other Named Executive Officers

The cash bonus awards to the other Named Executive Officers were generally based upon the same factors as determined the funding of the incentive pool under the terms of the Annual Incentive Plan for the fiscal year 2005 performance period (paid in November 2005). On October 29, 2004 and on October 28, 2005, the other executive officers received a grant of stock options at a grant price of $41.61 and $58.435, respectively, under the 2000 Amended Long-Term Incentive Plan, upon the same terms and conditions approved by the committee for all management level employees. On each of those dates, each of the Named Executive Officers also received a grant of performance-based restricted stock units, upon the same terms and conditions as approved by the committee for other executive officers. Several executive officers have elected to defer receipt of shares pursuant to these units, in accordance with their terms.

On October 24, 2005, after evaluating the Company’s outstanding performance with respect to the financial goals of the performance-based restricted stock unit awards granted to each executive officer in February 2004, the committee determined that twice each officer’s target-level award would be made available for vesting after his or her additional service requirement has been met. If the executive officer meets the additional service requirement, he or she will receive a corresponding number of shares of stock upon settlement of the units. Mr. Crews has elected to defer receipt of any shares of stock pursuant to his units until shortly after his retirement or sooner if his employment should be terminated.

Table Describing Named Executive Officer Compensation

The table below describes Named Executive Officer compensation related to our 2005 fiscal year:

	Cash Compensation for Fiscal Year 2005					Fiscal 2005 Long-Term Incentive Awards Estimated Grant Date Values(4)
	Salary	Cash Incentives		Company Contributions and Allocations to Savings Plans(2)	Other Compensation(3)	Stock Options	Performance- Based Restricted Stock Units (5)(6)	Total(7)
Hugh Grant Chairman of the Board, President and Chief Executive Officer	$1,037,115	$2,205,000		$222,180	$129,560	$3,750,000	$1,250,000	$8,593,855
Charles W. Burson Executive V.P., Secretary and General Counsel	$455,396	$625,000	(1)	$73,772	$19,345	$618,750	$206,250	$1,998,513
Carl M. Casale Executive V.P. North America Commercial	$468,423	$600,000		$62,239	$7,208	$1,125,000	$375,000	$2,637,870
Terrell K. Crews Executive V.P. and Chief Financial Officer	$488,500	$675,000	(1)	$80,454	$12,100	$1,275,000	$425,000	$2,956,054
Robert T. Fraley, Ph.D. Executive V.P. and Chief Technology Officer	$511,904	$740,000		$89,304	$12,005	$1,875,000	$625,000	$3,853,213

(1)	For Mr. Burson and Mr. Crews the amounts include a special cash bonus of $75,000 each that was in addition to the regular annual incentive payment under the Company’s 2005 Annual Incentive Plan.

(2)	The “Company Contributions and Allocations to Savings Plans” column reflects for each of the Named Executive Officers, employer matching contributions to the Monsanto Company Savings and Investment Plan, a tax-qualified plan under the Code, and matching allocations under the Monsanto Company ERISA Parity Savings and Investment Plan, a non-qualified savings and investment plan as shown on the Summary Compensation Table on page 19. Contributions and allocations shown are determined by the same formulas and calculations as used for all other eligible U.S. employees. Amounts shown do not include estimated benefits payable under tax-qualified and non-qualified defined benefit plans to each of the Named Executive Officers. A description of such plans and estimated annual benefits under such plans are set forth in the “Pension Plans” discussion beginning at page 23.

(3)	The “Other Compensation” column is the total of the amounts shown in the “Other Annual Compensation” column of the Summary Compensation Table on page 19 plus dividend equivalents on performance-based restricted stock units and dividends on restricted shares paid during fiscal year 2005.

(4)	Amounts shown are grant date values which were converted to stock options and performance-based restricted stock units based on an estimated Black-Scholes value equal to 40% of the Fair Market Value of a share of Company stock on the grant date. In determining the number of restricted stock units to be granted, a restricted stock unit was deemed to be equivalent in value to three stock options. Assumptions used were volatility of 31.45%, risk-free rate of return of 4.18%, expected dividend yield of 1.56% and expected life of ten years. The fair market value of a share of Company stock on the grant date was $41.61.

(5)	Amounts shown are the target values from the table captioned “Long Term Incentive Plan Awards in 2005 Fiscal Year” on page 22.

(6)	On October 24, 2005, after evaluating the Company’s performance with respect to the financial goals of the performance-based restricted stock unit awards granted to executive officers in February 2004, the committee determined that based on the Company’s outstanding results over the two-year performance period, 200% of each of the executive’s target-level award would be made available for vesting subject to attainment of the additional service requirement, as follows: Mr. Grant, 34,320 units; Mr. Burson, 5,660 units; Mr. Casale, 10,300 units; Mr. Crews, 11,680 units; and Dr. Fraley, 17,160 units.

(7)	The above table does not reflect any increase in defined benefit plan benefits that may accrue to the Named Executive Officers as a result of these compensation actions, or any compensation income resulting from the exercise or changes in valuation of previous stock option grants or other equity-based compensation. In addition, the actual value ultimately realized by the named executive officers under the stock option and performance-based restricted stock grant awards set forth above will vary based on, among other things, the Company’s actual operating performance, fluctuations in the Company’s stock price, differences from the valuation assumptions used, and time of exercise or applicable vesting.

Deductibility of Compensation

The goal of the committee is to comply with the requirements of Section 162(m) of the Code, to the extent deemed practicable, with respect to options and annual and long-term incentive programs in order to avoid losing the deduction for compensation in excess of $1 million paid to one or more of the Named Executive Officers. We have generally structured our performance-based compensation plans with the objective that amounts paid under those plans and arrangements are tax deductible, including having the plans approved by the Company’s shareowners. However, the committee may elect to provide compensation outside those requirements when it deems appropriate to achieve its compensation objectives. No exceptions were made to this policy in our 2005 fiscal year other than with respect to the CEO’s annual base pay in excess of $1 million.

As required by the regulations promulgated under Section 162(m) of the Code, shareowners must approve the material terms of the performance goal used for determining awards to the Named Executive Officers under the Company’s Annual Incentive Plan at least every five years. Therefore, in order to continue to allow annual incentive payments to be fully deductible under Section 162(m) of the Code, the Company is again seeking shareowner approval of the performance goal under Section 162 (m) of the Code at the annual meeting. No changes were made to the material terms of the performance goal since it was last approved.

Executive and Director Stock Ownership Requirements

The committee and management also believe that an important adjunct to an incentive program is significant stock ownership by the senior executives. Accordingly, the Company has stock ownership requirements for approximately 40 executives, in addition to our non-employee directors. The stock ownership requirements are five times base salary for the Company’s chief executive officer, three times base salary for eleven other senior executives, one times base salary for the remaining executives and 7,200 shares for non-employee directors. Unexercised stock options, restricted shares other than those granted at the time of an executive’s hire and performance-based restricted stock units prior to the time the performance criteria have been met are not counted in satisfying these requirements. Each covered executive and director must retain a specified portion of the shares of Company stock received as a result of exercise of a stock option or settlement of a restricted stock grant or other equity-based award granted under the Company’s long-term incentive plans until the applicable stock ownership requirement is met. The required retention is net of the number of shares equal in value to the tax obligations with respect to the award, assuming such taxes are paid at the highest marginal rate. The committee reviews progress towards meeting the ownership requirements at least annually. In April 2005, in recognition of the increase in the Company’s stock price and changes in base pay of executives subject to the ownership requirements since the requirements were implemented, the committee recommended and the board of directors approved a recalibration of the number of shares that must be held by executives to meet each of the multiple of pay requirements and decreased from 12,000 shares to 7,200 shares the ownership requirements for non-employee directors. As of the date of this letter, each of the Named Executive Officers and directors has met his or her stock ownership requirements through holdings of shares of Company stock or share equivalents beneficially owned or owned under the Company’s savings and investment plans.

Summary

The committee believes that the caliber and motivation of the employees, and the leadership of its CEO and executive officers, are critical factors in the Company’s ability to create competitive advantage for shareholders through Company performance. We believe the Company’s compensation programs are designed and administered in a manner consistent with its executive compensation philosophy and guiding principles. The programs continue to emphasize the retention of key executives and rewarding them appropriately for positive results. We continually monitor these programs in recognition of the dynamic marketplace in which the Company competes for talent. The Company will continue to emphasize pay-for-performance and equity-based incentive programs that reward executives for results that are consistent with shareowner interests.

PEOPLE AND COMPENSATION COMMITTEE
C. Steven McMillan, Chair
John W. Bachmann
Gwendolyn S. King
William U. Parfet

December 12, 2005

Report of the Audit and Finance Committee

In reliance on the reviews and discussions referred to below, and exercising our business judgment, the audit and finance committee has recommended to the board of directors (and the board of directors has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2005, for filing with the SEC. In fulfilling its responsibilities, the audit and finance committee, among other things, has reviewed and discussed the audited financial statements contained in the 2005 Form 10-K with the Company’s management and its independent registered public accounting firm.

Management, which is responsible for the financial statements and the reporting process, including the system of internal control, has advised the audit and finance committee that all financial statements were prepared in accordance with accounting principles generally accepted in the United States. Further, the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, has opined to the board of directors that the audited financial statements conform with such accounting principles. In addition, the audit and finance committee discussed with the independent registered public accounting firm the matters required to be discussed by: Statement on Auditing Standards, AU Section 380 (SAS No. 61), Communication with Audit Committees, as amended; Statement on Auditing Standards, AU Section 722 (SAS 100), Interim Financial Information; and Rule 2-07 of Regulation S-X, Communication with Audit Committees; as well as the auditor’s independence from Monsanto and its management, including the matters in the written disclosures and letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

Members of the audit and finance committee rely, without independent verification, on the information and representations provided to them by management and on the representations made to them by the independent registered public accounting firm. Accordingly, the oversight provided by the audit and finance committee should not be considered as providing an independent basis for determining that management has established and maintained appropriate internal control over financial reporting, that the financial statements have been prepared in accordance with accounting principles generally accepted in the United States, or that the audit of the Company’s financial statements by the independent registered public accounting firm has been carried out in accordance with auditing standards generally accepted in the United States.

During and in connection with its 2005 fiscal year, the Company has engaged Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (which we collectively refer to as “Deloitte”) as its independent registered public accounting firm and to provide other professional services. The table below sets forth an estimate of the fees that the Company expects to be billed for audit services for the 2005 fiscal year, as well as the fees expected to be billed by Deloitte with respect to audit-related, tax and all other services rendered during the 2005 fiscal year. In addition, the table sets forth the fees billed by Deloitte for audit, audit-related, tax and all other services during or in connection with the 2004 fiscal year.

Amount Billed
Description of Professional Service	Fiscal Year 2005	Fiscal Year 2004
Audit Fees — professional services rendered for the audit of our annual consolidated financial statements, attestation of management’s report on internal control over financial reporting, reviews of the consolidated financial statements included in our Form 10-Qs, consents related to other filings with the SEC, and statutory and regulatory audits required for foreign jurisdictions
	$7.1 million	$4.0 million
Audit-related Services — assurance and related services by Deloitte that are reasonably related to the performance of the audit or review of financial statements, including employee benefit plan audits and due diligence services in connection with acquisitions
	$1.2 million	$0.4 million
Tax Fees — professional services rendered by Deloitte for U.S. and foreign tax compliance, consulting and planning and expatriate tax services	$1.7 million	$1.7 million
All Other Fees — expatriate assignment services	$0.3 million	$0.2 million

As described in our charter, it is the audit and finance committee’s policy and procedure to review, consider and ultimately pre-approve, where appropriate, all audit and non-audit engagement services to be performed by our independent registered public accounting firms. The audit and finance committee’s Audit and Non-Audit Services Pre-Approval Policy is attached as Appendix C hereto. All of the “audit services,” “audit-related services,” “tax services” and “all other services” provided by Deloitte during or in connection with the 2005 fiscal year were pre-approved by the audit and finance committee in accordance with that policy. Further, in accordance with that Audit and Non-Audit Services Pre-Approval Policy, the committee has approved the 2006 audit engagement plan and has pre-approved certain “audit services,” “audit-related services,” “tax services” and “all other services” to be provided during the next 12 months or until the next audit engagement is approved by the audit and finance committee, in each case after obtaining an understanding of the services and subject to a specific budget. The chair of the audit and finance committee has the delegated authority to pre-approve the provision of additional services not contemplated by these initial pre-approvals based on an understanding of the specific scope of the services, and will communicate any such approvals to the full audit and finance committee.

The audit and finance committee has numerous oversight responsibilities beyond those related to the audited financial statements and the retention and oversight of the Company’s independent registered public accounting firm. Please see our charter, which is attached as Appendix B hereto, for a description of those other responsibilities.

AUDIT AND FINANCE COMMITTEE
William U. Parfet, Chair
John W. Bachmann
C. Steven McMillan
Robert J. Stevens

December 12, 2005

Stock Price Performance Graph

The graph below compares the performance of the Company’s common stock with the performance of the Standard & Poor’s 500 Stock Index (a broad-based market index) and a peer group index over a 58-month period extending through the end of the 2005 fiscal year. In July 2003, we changed from a calendar year end to a fiscal year ending August 31. The Company therefore had an eight-month transition period from January 1, 2003 through August 31, 2003. The measurement periods shown in the performance graph below correspond to our calendar year ends prior to our change in fiscal year, our transition period that ended on August 31, 2003, and our subsequent August 31 fiscal year ends. The graph assumes that $100 was invested on October 17, 2000, in our common stock or on September 30, 2000, in the Standard & Poor’s 500 Stock Index and the peer group index, and that all dividends were reinvested.

Because we are involved in the agricultural products and seeds and genomics businesses, no published peer group accurately mirrors our portfolio of businesses. Accordingly, we created a peer group index that includes Bayer AG ADR, Dow Chemical Company, DuPont (E.I.) de Nemours and Company, BASF AG and Syngenta AG. The Standard & Poor’s 500 Stock Index and the peer group index are included for comparative purposes only and do not necessarily reflect management’s opinion that such indices are an appropriate measure of the relative performance of the stock involved, and are not intended to forecast or be indicative of possible future performance of our common stock.

COMPARISON OF CUMULATIVE TOTAL RETURN

	10/00	12/00	12/01	12/02	8/03	8/04	8/05
MONSANTO COMPANY	100.00	135.32	171.24	99.71	135.78	196.63	347.49
S&P 500 INDEX	100.00	92.17	81.22	63.27	73.36	81.76	90.39
PEER GROUP	100.00	130.99	110.38	104.39	117.92	137.53	160.93

In accordance with the rules of the SEC, the information contained in the Report of the People and Compensation Committee on Executive Compensation beginning on page 26, the Report of the Audit and Finance Committee beginning on page 32 and the Stock Price Performance Graph on this page, shall not be deemed to be “soliciting material,” or to be “filed” with the SEC or subject to the SEC’s Regulation 14A, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires all Company executive officers, directors, and persons owning more than 10% of any registered class of our capital stock to file reports of ownership and changes in ownership with the SEC. Based solely on the reports received by us and on written representations from reporting persons, we believe that all such persons complied with all applicable filing requirements during our 2005 fiscal year, except Robert A. Paley, one of our executive officers, filed two late Form 4s, each reporting one transaction; and Brett D. Begemann, one of our executive officers, filed an amended Form 3 reporting an additional securities holding and one late Form 4 reporting one transaction.

General Information

Shareowner Proposals

Proposals Included in Proxy Statement

Proposals of shareowners of the Company that are intended to be presented by such shareowners at the Company’s 2007 annual meeting and that shareowners desire to have included in the Company’s proxy materials relating to such meeting must be received by the Company at its principal executive offices no later than 5:00 p.m., Central Time, August 16, 2006, which is 120 calendar days prior to the anniversary of this year’s mailing date. The proposal, including any accompanying supporting statement, may not exceed 500 words. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations governing the solicitation of proxies.

Proposals Not Included in the Proxy Statement

If a shareowner wishes to present a proposal at the Company’s annual meeting in the year 2007 or to nominate one or more directors and the proposal is not intended to be included in the Company’s proxy statement relating to that meeting, the shareowner must give advance written notice to the Company prior to the deadline for such meeting determined in accordance with the Company’s by-laws. In general, the Company’s by-laws provide that such notice should be addressed to the Secretary and be received at the Company’s Creve Coeur Campus no less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. For purposes of the Company’s 2007 annual meeting, such notice must be received not later than October 19, 2006 and not earlier than September 19, 2006. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. The Company’s by-laws set out specific requirements that such written notices must satisfy. Any shareowner filing a written notice of nomination for director must describe various matters regarding the nominee and the shareowner, including such information as name, address, occupation and shares held. Any shareowner filing a notice to bring other business before a shareowner meeting must include in such notice, among other things, a brief description of the proposed business and the reasons therefore, and other specified matters. Copies of those requirements will be forwarded to any shareowner upon written request.

Other Information

The board of directors knows of no matter, other than those referred to in this proxy statement, which will be presented at the meeting. However, if any other matters, including a shareowner proposal excluded from this proxy statement pursuant to the rules of the SEC, properly come before the meeting or any of its adjournments, the person or persons voting the proxies will vote in accordance with their best judgment on such matters. Should any nominee for director be unable to serve or for good cause will not serve at the time of the meeting or any adjournments thereof, the persons named in the proxy will vote for the election of such other person for such directorship as the board of directors may recommend, unless, prior to the meeting, the board has eliminated that directorship by reducing the size of the board. The board is not aware that any nominee herein will be unable to serve or for good cause will not serve as a director.

The Company will bear the expense of preparing, printing and mailing this proxy material, as well as the cost of any required solicitation. Directors, officers or employees of the Company may solicit proxies on behalf of the Company. We have engaged Morrow & Co., Inc. to assist us in the solicitation of proxies. We expect to pay Morrow approximately $10,000 for these services plus expenses. In addition, the Company will reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries for reasonable expenses incurred in forwarding proxy materials to beneficial owners of the Company’s stock and obtaining their proxies.

You are urged to vote promptly by marking, signing, dating, and returning your proxy card or by voting by telephone or over the Internet. You may revoke your proxy at any time before it is voted; and if you attend the meeting, as we hope you will, you may vote your shares in person.

By Order of the Board of Directors,
MONSANTO COMPANY

CHARLES W. BURSON
Secretary

December 14, 2005

APPENDIX A

INFORMATION REGARDING OUR FORMATION

Prior to Sept. 1, 1997, a corporation that was then known as Monsanto Company (Former Monsanto) operated an agricultural products business (the Ag Business), pharmaceuticals and nutrition business (the Pharmaceuticals Business) and a chemical products business (the Chemicals Business). Former Monsanto is today known as Pharmacia. Pharmacia is now a wholly owned subsidiary of Pfizer Inc., which together with its subsidiaries operates the Pharmaceuticals Business. Our business consists of the operations, assets and liabilities that were previously the Ag Business. Solutia comprises the operations, assets and liabilities that were previously the Chemicals Business. The following table sets forth a chronology of events that resulted in the formation of Monsanto, Pharmacia and Solutia as three separate and distinct corporations. For more information regarding the relationships between Monsanto, Pharmacia, Pfizer and Solutia, please see our annual report on Form 10-K and quarterly reports on Form 10-Q, which are available on our website at http://www.monsanto.com.

Date of Event	Description of Event
Sept. 1, 1997
•Pharmacia (then known as Monsanto Company) entered into a Distribution Agreement with Solutia related to the transfer of the operations, assets and liabilities of the Chemical Business from Pharmacia (then known as Monsanto Company) to Solutia.
•Pursuant to the Distribution Agreement, Solutia assumed and agreed to indemnify Pharmacia (then known as Monsanto Company) for certain liabilities related to the Chemicals Business.

Dec. 19, 1999	•Pharmacia (then known as Monsanto Company) entered into an agreement with Pharmacia & Upjohn, Inc. (PNU) relating to a merger (the Merger).
Feb. 9, 2000	•We were incorporated in Delaware as a wholly owned subsidiary of Pharmacia (then known as Monsanto Company) under the name “Monsanto Ag Company.”
March 31, 2000
•Effective date of the Merger.
•In connection with the Merger, (1) PNU became a wholly owned subsidiary of Pharmacia (then known as Monsanto Company); (2) Pharmacia (then known as Monsanto Company) changed its name from “Monsanto Company” to “Pharmacia Corporation”; and (3) we changed our name from “Monsanto Ag Company” to “Monsanto Company.”

Sept. 1, 2000
•We entered into a Separation Agreement with Pharmacia related to the transfer of the operations, assets and liabilities of the Ag Business from Pharmacia to us.
•Pursuant to the Separation Agreement, we were required to indemnify Pharmacia for any liabilities primarily related to the Ag Business or the Chemicals Business, and for liabilities assumed by Solutia pursuant to the Sept. 1, 1997 Distribution Agreement, to the extent that Solutia fails to pay, perform or discharge those liabilities.

Oct. 23, 2000	•We completed an initial public offering in which we sold approximately 15 percent of the shares of our common stock to the public. Pharmacia continued to own 220 million shares of our common stock.
July 1, 2002
•Pharmacia, Solutia and we amended the Sept. 1, 1997, Distribution Agreement to provide that Solutia will indemnify us for the same liabilities for which it had agreed to indemnify Pharmacia and to clarify the parties’ rights and obligations.
•Pharmacia and we amended the Sept. 1, 2000 Separation Agreement to clarify our respective rights and obligations relating to our indemnification obligations.

Aug. 13, 2002
•Pharmacia distributed the 220 million shares of our common stock that it owned to its shareowners via a tax-free stock dividend (the Monsanto Spinoff).
•As a result of the Monsanto Spinoff, Pharmacia no longer owns any equity interest in Monsanto.

April 16, 2003	•Pursuant to a merger transaction, Pharmacia became a wholly owned subsidiary of Pfizer.

A-1

APPENDIX B

AUDIT AND FINANCE COMMITTEE CHARTER

Purpose

The Audit and Finance Committee is appointed by the Board to assist the Board in the oversight of (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and the independent auditors, and (4) the compliance by the Company with legal and regulatory requirements.

The Audit and Finance Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

Committee Membership

The Audit and Finance Committee shall consist of three or more members of the Board. The members of the Audit and Finance Committee shall meet the independence and experience requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Commission. No director may serve as a member of the Audit and Finance Committee if such director serves on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair such director’s ability to serve effectively on the Audit and Finance Committee.

The members of the Audit and Finance Committee shall be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee. Members shall serve at the pleasure of the Board and for such term or terms as the Board may determine.

Committee Authority and Responsibilities

The Audit and Finance Committee shall have the sole authority to appoint or replace the independent auditor (subject, if applicable, to shareholder ratification), and shall approve all audit engagements and the fees and terms thereof and all non-audit engagements with the independent auditors subject to de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit and Finance Committee prior to the completion of the audit. The Audit and Finance Committee may consult with management but shall not delegate these responsibilities to management. The independent auditor shall report directly to the Audit and Finance Committee.

The Audit and Finance Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work.

The Audit and Finance Committee may delegate the authority to approve audit and permitted non-audit engagements with the independent auditors to a member of the committee. If any such authority is delegated, any decisions to pre-approve any activity shall be presented to the full Audit and Finance Committee at its next meeting.

The Audit and Finance Committee shall meet as often as it determines, but not less frequently than quarterly. The Audit and Finance Committee may form and delegate authority to subcommittees when appropriate.

The Audit and Finance Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit and Finance Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit and Finance Committee. The Audit and Finance Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Audit and Finance Committee shall meet with management, the internal auditors and the independent auditor in separate executive sessions at least quarterly. The Audit and Finance Committee may also, to the extent it deems necessary or appropriate, meet with the Company’s investment bankers or with financial analysts who follow the Company.

The Audit and Finance Committee shall make regular reports to the Board with respect to its activities, including any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors or the performance of the internal audit function. The Audit and Finance Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

The Audit and Finance Committee shall produce and provide to the Board of Directors an annual performance evaluation of the Committee, which evaluation shall compare the performance of the Audit and Finance Committee with the requirements of this Charter. The performance evaluation shall also recommend to the Board of Directors any improvements to the Audit and Finance’s Charter deemed necessary or desirable by the Audit and Finance Committee. The performance evaluation by the Audit and Finance Committee shall be conducted in such manner as the Committee deems appropriate. The report to the Board of Directors may take the form of an oral report by the Chairperson of the Audit and Finance Committee or any other member of the Audit and Finance Committee designated by the Committee to make this report.

The Audit and Finance Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

1.	Review and discuss with management and the independent auditor the annual audited financial statements, including specific disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2.	Review and discuss with management and the independent auditor the Company’s Form 10-Q, including the quarterly financial statements, prior to the filing of its Form 10-Q, including the results of the independent auditor’s reviews of the quarterly financial statements.

3.	Review and discuss with management and the independent auditor (a) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including the development, selection and disclosure of critical accounting estimates and analyses of the effects of alternative GAAP methods on the financial statements, and (b) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

4.	Review and discuss quarterly reports from the independent auditors on:

(a)	All critical accounting policies and practices to be used.

(b)	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

5.	Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

6.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

7.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

8.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. In particular, discuss:

(a)	The adoption of, or changes to, the Company’s significant auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

(b)	The management letter provided by the independent auditor and the Company’s response to that letter, as well as other material written communications between the independent auditor and management, such as any schedule of unadjusted differences.

(c)	Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

9.	Review disclosures made to the Audit and Finance Committee by the Company’s Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Oversight of the Company’s Relationship with the Independent Auditor

10.	Review the experience and qualifications of the senior members of the independent auditor team.

11.	Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including reviewing and evaluating the lead audit partner of the independent auditor and considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and the internal auditor. The Audit and Finance Committee shall present its conclusions with respect to the independent auditor to the Board and, if so determined by the Audit and Finance Committee, recommend that the Board take additional action to satisfy itself of the qualifications, performance and independence of the auditor.

12.	Ensure the rotation of the audit partners of the independent auditor as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

13.	Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

14.	Discuss with the national office of the independent auditor issues on which they were consulted by the Company’s audit team and matters of audit quality and consistency.

15.	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Company’s Internal Audit Function

16.	Review the appointment and replacement of the senior internal auditing executive.

17.	Review the significant reports to management prepared by the internal auditing department and management’s responses.

18.	Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities

19.	As applicable, receive from the independent auditor any required reports related to Section 10A(b) and Rule 13b2-2(b) under the Exchange Act.

20.	Receive reports from management, including the Company’s Director of Business Conduct and senior internal auditing executive, concerning the Company’s and its subsidiaries’ and foreign affiliated entities’ conformity with the Company’s Code of Business Conduct and applicable legal requirements. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with the Company’s Code of Business Conduct and applicable laws and regulations.

21.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or audit matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

22.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies.

23.	Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

Financial Oversight

24.	In discharging its finance oversight responsibilities, the Audit and Finance Committee shall:

(a)	Review and discuss the Company’s financial plans, policies and budgets to ensure their adequacy and soundness in providing for the Company’s current operations and long-term growth.

(b)	Review, discuss and make recommendations to the Board concerning proposed equity, debt or other securities offerings and private placements.

(c)	Review and make recommendations to the Board concerning its dividend policy and dividends to be paid.

Employee Benefit Plans Investment Fiduciary Function

25.	Appoint the members and monitor the performance of the Company’s Pension and Savings Funds Investment Committee, which serves as fiduciary responsible for the control and management of the assets of each employee pension or welfare benefit plan sponsored by the Company.

Limitation of Audit and Finance Committee’s Role

While the Audit and Finance Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit and Finance Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

APPENDIX C

AUDIT AND FINANCE COMMITTEE
AUDIT AND NON-AUDIT SERVICES PRE-APPROVAL POLICY

Purpose

Pursuant to its charter, the Sarbanes-Oxley Act of 2002 (the “Act”) and applicable Securities and Exchange Commission (“SEC”) rules, the Audit and Finance Committee (the “Committee”) is required to pre-approve (1) all audit services provided to Monsanto Company (the “Company”), whether provided by the Company’s Independent Registered Public Accounting Firm and its affiliates and related entities (collectively, the “independent auditor”) or other firms, and (2) all non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair auditor independence.

Accordingly, before the Company or any of its subsidiaries appoints an auditor, engages an auditor to render an audit service or engages the independent auditor to render a non-audit service, the appointment or engagement must either: (i) be specifically approved by the Committee on a case-by-case basis, or (ii) have been previously approved by the Committee pursuant to this policy. The Appendices to this policy describe the services that have been approved by the Committee pursuant to this policy. The term of any pre-approval pursuant to this policy extends until the later of: twelve months or the date the next consolidated audit engagement plan is approved by the Committee, unless the Committee specifically provides for a different period.

For both types of pre-approval, the Committee will consider whether such services are consistent with the rules of the SEC and the Public Company Accounting Oversight Board (the “PCAOB”) on auditor independence. Where applicable, the Committee will also consider whether the Company’s independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor should necessarily be determinative.

Delegation

The Committee may delegate pre-approval authority to one or more of its members and hereby delegates pre-approval authority to the Chairman of the Committee; which delegation shall be effective until rescinded by resolution of the Committee. Any member or members to whom such authority is delegated shall report, for informational purposes only, any pre-approval decisions to the full Committee at its next scheduled meeting; provided that such a report is not a condition subsequent to the pre-approval.

The Committee may not delegate its pre-approval responsibilities under this policy to the Company’s management.

Definitions

“Audit services” are generally those services that only the independent auditor reasonably can provide. Audit services include all services (including required quarterly reviews, accounting consultation and assistance from specialists including, without limitation, tax, valuation and actuary specialists) and other procedures the independent auditor is required to perform in order to form an opinion of the Company’s consolidated financial statements. These other procedures include information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control. Audit services also include, without limitation, the attestation engagement for the independent auditor’s report on management’s assertion concerning internal control over financial reporting; the independent auditor’s report on the effectiveness of the Company’s internal control over financial reporting; required statutory audits (whether provided by the independent auditor or other firms); accounting consultations including assistance with understanding and implementing accounting and financial reporting guidance from rulemaking authorities; comfort letters; required attest services; consents to and review of documents filed with the SEC; and assistance with responding to inquiries from regulators.

“Audit-related services” are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. Audit-related services include, without limitation, employee benefit plan audits; due diligence services related to mergers and acquisitions; attest services that are not required by statute or regulations; stand-alone audit services not required in connection with the consolidated or any required statutory audit; and accounting consultations, not classified as Audit services, which are related to transactions or to accounting, financial reporting or disclosure matters.

“Tax services” are generally services such as tax compliance, tax planning and tax advice. Tax services include, without limitation, preparation of original and amended tax returns and claims for refund and tax payment; assistance with tax audits and appeals; assistance with transfer pricing matters; assistance related to employees on international assignment; tax advice related to mergers and acquisitions and employee benefit plans; and requests for rulings or technical advice from taxing authorities.

“All Other services” are those services or other work that are not Audit services, Audit-related services or Tax services and that are not specifically prohibited by SEC rule or regulation.

Pre-Approval

Audit Services

The Audit Committee must specifically pre-approve the terms of the annual consolidated audit engagement, including the attestation related to internal control over financial reporting.1 The Committee shall approve, if necessary, any changes in terms resulting from changes in audit scope, Company structure or other matters. The Committee has also pre-approved the Audit services listed in Appendix A. All Audit services not listed on Appendix A must be specifically pre-approved in accordance with this policy.

Audit-related Services

The Committee believes that the independent auditor can provide Audit-related services to the Company without impairing the auditor’s independence and has pre-approved the Audit-related services listed in Appendix B. All Audit-related services related to internal controls, and all other Audit-related services not listed in Appendix B must be specifically pre-approved in accordance with this policy.

Tax Services

The Committee believes that the independent auditor can provide Tax services to the Company without impairing the auditor’s independence. However, the Committee shall scrutinize carefully the retention of the independent auditor in connection with any tax-related transaction initially recommended by the independent auditor. The Committee has pre-approved the Tax services listed in Appendix C. All Tax services not listed in Appendix C must be specifically pre-approved in accordance with this policy.

All Other Services

The Committee may grant pre-approval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, would not impair the independence of the independent auditor and are consistent with the SEC’s rules on independence. The Committee has pre-approved the All Other services listed in Appendix D. Permissible All Other services not listed in Appendix D must be specifically pre-approved in accordance with this policy.

A list of the SEC’s prohibited non-audit services, as well as arrangements and services prohibited by the PCAOB, is attached to this policy as Exhibit 1. The rules of the SEC and the PCAOB and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

[1]	The engagement plan approved by the Committee sets forth the particular services and fees approved in connection with the annual audit.

Pre-Approval Fee Levels

The Committee is mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services and may consider the ratio between the total amount of fees for Audit services and the total amount of fees for Audit-related, Tax and All Other services.

The Committee may also consider the amount or range of estimated fees as a factor in determining whether a proposed service would impair the independent auditor’s independence. Where the Committee has approved an estimated fee for a service; the pre-approval applies to all services described in the pre-approval. However, in the event the invoice in respect of any such service is materially in excess of the estimated amount or range, the Committee must approve such excess amount prior to payment of the invoice. The Committee expects that any requests to pay invoices in excess of the estimated amounts will include an explanation as to the reason for the overage.1 The Company’s independent auditor will be informed of this policy.

Procedures

All proposals or requests to the Committee for pre-approval of services pursuant to this policy, or specific approval of a service on a case-by-case basis, must be accompanied by detailed documentation from the independent auditor or auditor, as the case may be, regarding the specific services to be provided. Such documentation must be submitted to the Company’s Chief Financial Officer or Controller for their prior review and comment.

Any request for specific approval of a service to be provided by the independent auditor, which was not previously approved pursuant to this policy, shall be submitted to the Committee by both the independent auditor and the Company’s Chief Financial Officer or Controller2 and must also include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s and PCAOB’s rules on auditor independence.

Monitoring Responsibility

The Company’s management shall inform the Committee of each service performed by the independent auditor pursuant to this policy. The Committee further designates the head of the Company’s internal audit function to monitor the performance of all services provided by the independent auditor and to determine whether such services are in compliance with this policy. The head of the Company’s internal audit function will report to the Committee on a periodic basis, but not less frequently than quarterly, on the results of its monitoring. Both the head of the Company’s internal audit function and the Company’s Chief Financial Officer will immediately report to the Chairman of the Committee any breach of this policy that comes to their attention or the attention of any member of the Company’s management.

Hiring Members of the Audit Engagement Team

The Company shall not, without prior approval of the Committee, hire any employee of the independent auditor who was a member of the audit engagement team for the Company during the one-year period prior to the initiation of the most recent audit engagement to serve in a financial reporting oversight role for the Company. A person shall be deemed to be in a “financial reporting oversight role” if he or she would be in a position to exercise influence over the contents of the Company’s financial statements or anyone who prepares them including, without limitation, serving as the Company’s chief financial officer, chief operating officer, general counsel, chief accounting officer, controller, director of internal audit, director of financial reporting, treasurer, or any equivalent position.

[1]	It is understood that estimated amounts that are denominated in dollars but are ordinarily paid in another currency are subject to foreign exchange rate fluctuations. Thus, variances from estimated amounts arising as a result of changes in foreign currency exchange rates from the time of preparation of the relevant approval request will not be considered to be variances from the budgeted amount, and payment of the related invoices will not require a subsequent approval.

[2]	Or other designated officers.

APPENDIX A

Pre-Approved Audit-Related Services

Dated: December 12, 2005

Service	Range of Fees*
Performance of audit-related services detailed on Appendix A-1	Up to $250

*	$ in thousands.

APPENDIX A-1

Detailed Description of Pre-Approved Audit-Related Services

(i)	Consultations with Company management and training of personnel as to the accounting or disclosure treatment and/or actual or potential impact of final or proposed rules, standards or interpretations by the SEC, PCAOB, FASB or other regulatory or standard setting bodies, arising in connection with the audit or review of the consolidated financial statements

(ii)	Audits of opening balance sheets of acquired companies and accounting consultations as to the accounting or disclosure treatment of transactions and proposed transactions, to the extent such procedures would be required in connection with the audit

(iii)	Services related to procedures used to support the calculation of the gain or loss from dispositions and discontinued operations, if such operations are or have been included in the Company’s consolidated financial statements

(iv)	Statutory basis audits of the Company’s subsidiaries or affiliates

(v)	Services that result from the role of D&T as independent auditor, such as reviews of SEC filings, consents, letters to underwriters and other services related to financings that include audited financial statements

(vi)	Assistance with responding to SEC comment letters or other inquiries by regulators, and preparation of reports to regulators, related to financial accounting and disclosure matters

Preparation of accounting preferability letters related to changes in accounting

APPENDIX B

Pre-Approved Tax Services

Dated: December 12, 2005

Service	Range of Fees*
Performance of audit-related services detailed on Appendix B-1	Up to $250

*	$ in thousands.

APPENDIX B-1

Detailed Description of Pre-Approved Tax Services

Detailed Description of Pre-Approved Audit Related Services

(i)	Consultations with Company management and training of personnel as to the accounting or disclosure treatment and/or actual or potential impact of final or proposed rules, standards or interpretations by the SEC, PCAOB, FASB or other regulatory or standard setting bodies, to the extent such services are not Audit services

(ii)	Audits of opening balance sheets of acquired companies and accounting consultations as to the accounting or disclosure treatment of transactions and proposed transactions, to the extent such services are not Audit services

(iii)	Services related to procedures used to support the calculation of the gain or loss from dispositions and discontinued operations, to the extent such services are not Audit services

(iv)	Audits of transactions and financial statements, including financial statements of subsidiaries and businesses, that are used by investors, lenders or for other similar purposes and similar reports, other than in connection with the consolidated or any required statutory audit

(v)	Compliance letters, agreed upon procedures and similar reports related to the Company’s financial reporting system, except to the extent connected to the consolidated audit

(vi)	Audits of the financial statements of the Company’s employee benefit plans

(vii)	Assisting the Company with tax accounting related issues, including tax accounting for transactions and proposed transactions

(viii)	Due diligence services pertaining to transactions and potential transactions

(ix)	Assisting the Company with accounting issues and audits of subsidiary and carve-out financial statements related to the disposal of Company operating assets, other than in connection with the consolidated audit

APPENDIX C

Pre-Approved All Other Services

Dated: December 12, 2005

Service	Range of Fees*
Performance of tax services detailed on Appendix C-1	Up to $2,400

*	$ in thousands.

APPENDIX C-1

Detailed Description of Pre-Approved All Other Services

Detailed Description of Pre-Approved Tax Services

A.	Tax Compliance

(i)	U.S. federal, state, local and non-US tax returns and other tax compliance work, including extensions, estimated payments, amended returns, claims for refund and related filings

(ii)	Expatriate tax compliance, including international assignment services

(iii)	Assistance with tax examinations and/or other regulatory inquiries related to federal, state, local and non-US tax returns

(iv)	Transfer pricing documentation

B.	U.S. federal, state, local and non-US tax planning and advice

(i)	Consultation and analysis related to filing positions and proper tax treatment or benefit of transactions in preparation of tax returns

(ii)	Consultation regarding tax accounting, including tax accounting process improvements and tax accounting for transactions and proposed transactions

(iii)	Tax due diligence services pertaining to transactions and potential transactions

(iv)	Transfer pricing study of intercompany transactions (including intercompany pricing of tangible and intangible property, services and loans)

(v)	Assistance with ruling requests or other approvals from relevant government authorities on the tax treatment of transactions, income or expenses

(vi)	Preparation and consultations relating to international assignment cost projections and hypothetical tax calculations for employees on foreign assignment

(vii)	Implementation and licensing of software used to facilitate the preparation of tax returns. This does not, however, include implementation or licensing of any software whose principal purpose is the accounting for income taxes in the Company’s U.S. GAAP financial statements.

APPENDIX D

Pre-Approved All Other Services

Dated: December 12, 2005

Service	Range of Fees*
Performance of expatriate assignment services detailed on Appendix D-1	Up to $400

*	$ in thousands.

APPENDIX D-1

Detailed Description of Pre-Approved All Other Services

(i)	Coordinate the international human resources functions for Monsanto’s international assignees pursuant to the Monsanto International Assignment Policy including overseeing the assignment start-up process (after Monsanto personnel had identified the assignee and determined the components of the assignee’s compensation package), third party vendor coordination (e.g., language or cross cultural training, moving companies, immigration, destination services, etc.), and assignment orientation processes.

(ii)	Act as the primary point of contact for the day-to-day administration of international assignments under the terms of the Monsanto International Assignment Policy.

Manage certain compensation functions including oversight of the support processes that interface with Monsanto’s payroll and accounting functions, limited to collecting and summarizing compensation data which has been paid to or on behalf of Monsanto assignees in accordance with normal Monsanto policies and the Monsanto International Assignment Policy. Specifically excluded from this function is any direct input by D&T personnel of any data into the Monsanto accounting system or determination of assignee compensation elements contrary to any Monsanto policy.

EXHIBIT 1

Prohibited Non-Audit Services

•	Bookkeeping or other services related to the accounting records or the Company§

•	Financial information systems design and implementation§

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports§

•	Actuarial services§

•	Internal audit outsourcing services§

•	Management functions

•	Human resources

•	Broker-dealer, investment adviser or investment banking services

•	Legal services

•	Expert services unrelated to the audit

•	Contingent fee engagements

•	Tax services for Persons in Financial Reporting Oversight Roles after June 30, 2006.

•	Aggressive tax position transactions initially recommended by the independent auditor, a significant purpose of which is tax avoidance and the tax treatment of which is not at least more likely than not to be allowed under the applicable tax laws

•	Tax planning marketed, planned by or opined on under confidentiality restrictions imposed by the auditor; this does not include services provided under confidentiality restrictions imposed by Monsanto

§	Unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the Company’s financial statements.

APPENDIX D

BOARD OF DIRECTORS
INDEPENDENCE STANDARDS

ATTACHMENT A
to

BOARD OF DIRECTORS’ CHARTER
AND CORPORATE GOVERNANCE GUIDELINES

INDEPENDENCE STANDARDS

An independent Director is one whom the Board affirmatively determines has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board of Directors has adopted the following categorical standards to assist it in the determination of each Director’s independence. The Board of Directors will determine the independence of any Director with a relationship to the Company that is not covered by these standards and the Company will disclose the basis of such determinations and the identity of all directors who have been determined to be independent in the Company’s annual proxy statements.

A Director will be presumed to be independent if the Director:

1)    Has not been an employee of the Company for at least three years, other than in the capacity as a former interim Chairman, Chief Executive Officer or other executive officer;

2)    Has not, within the past three years, worked on the Company’s audit as a partner or employee of a firm that is the Company’s internal or external auditor, and is not a current partner or employee of such a firm;

3)    Has not, during the last three years, been employed as an executive officer by a company for which an executive officer of the Company concurrently served as a member of such company’s compensation committee;

4)    Has no immediate family members (i.e., spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares the Director’s home) who did not satisfy the foregoing criteria; provided, however, that, with respect to the employment criteria, such Director’s immediate family member may (i) serve or have served as an employee other than a partner in a firm that is the Company’s internal or external auditor, unless such family member has participated in the firm’s audit, assurance or tax compliance (other than tax planning) practice within the past three years, or personally worked on the Company’s audit during that time; and (ii) serve or have served as an employee but not as an executive officer of the Company during such period.

5)    Has not received, and has no immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company (other than in his or her capacity as a member of the Board of Directors or any committee of the Board or pension or other deferred compensation for prior service, provided that such compensation is not contingent in any way on continued service); provided, however, that neither compensation received by a Director for former service as an interim Chairman or CEO or other executive officer nor compensation received by a Director’s immediate family member for service as a non-executive employee shall be considered in determining independence;

6)    Is not a current executive officer or employee, and has no immediate family member who is a current executive officer, of a company that made payments to, or received payments from, the Company for property or services in any of the last three fiscal years in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues as measured against the most recent completed fiscal year.

7)    Has not been, and has no immediate family member who has been, an executive officer of a foundation, university, non-profit trust or other charitable organization, for which charitable contributions from the Company and its respective trusts or foundations, account or accounted for more than 2% or $1 million,

D-1

whichever is greater, of such charitable organization’s consolidated gross revenues, in any single of the last three fiscal years, unless the Company discloses all contributions made to the recipient organization in its annual proxy statement; and

8)    Does not serve, and has no immediate family member who has served, as an executive officer or general partner of an entity that has received an investment from the Company or any of its subsidiaries, unless such investment is less than $1 million or 2% of such entity’s total invested capital, whichever is greater, in any of the last three years.

In addition, to the foregoing, a Director will be considered independent for purposes of serving on the Company’s Audit and Finance Committee only if the Director:

1)    Has not accepted, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or any subsidiary of the Company, other than in the Director’s capacity as a director or committee member or any pension or other deferred compensation for prior service, provided that such compensation is not contingent in any way on continued service; and

2)    Is not an “affiliated person” of the Company or any subsidiary of the Company, as such term is defined by the Securities and Exchange Commission.

D-2

APPENDIX E

BOARD OF DIRECTORS
DESIRABLE CHARACTERISTICS OF DIRECTORS

ATTACHMENT B
to

BOARD OF DIRECTORS’ CHARTER
AND CORPORATE GOVERNANCE GUIDELINES

DESIRABLE CHARACTERISTICS OF DIRECTORS

1. Personal Characteristics
• Integrity and Accountability:	High ethical standards, integrity and strength of character in his or her personal and professional dealings and a willingness to act on and be accountable for his or her decisions.
• Informed Judgment:	Demonstrate intelligence, wisdom and thoughtfulness in decision-making. Demonstrate a willingness to thoroughly discuss issues, ask questions, express reservations and voice dissent.
• Financial Literacy:	An ability to read and understand balance sheets, income and cash flow statements. Understand financial ratios and other indices for evaluating Company performance.
• Mature Confidence:	Assertive, responsible and supportive in dealing with others. Respect for others, openness to others’ opinions and the willingness to listen.
• High Standards:	History of achievements that reflect high standards for himself or herself and others.

2. Core Competencies[1]
• Accounting and Finance:	Experience in financial accounting and corporate finance, especially with respect to trends in debt and equity markets. Familiarity with internal financial controls.
• Business Judgment:	Record of making good business decisions and evidence that duties as a Director will be discharged in good faith and in a manner that is in the best interests of the Company.
• Management:	Experience in corporate management. Understand management trends in general and in the areas in which the Company conducts its business.
• Crisis Response:	Ability and time to perform during periods of both short-term and prolonged crisis.
• Industry/Technology:	Unique experience and skills in an area in which the Company conducts its business, including science, manufacturing and technology relevant to the Company.
• International Markets:	Experience in global markets, international issues and foreign business practices.

[1]	The Board as a whole needs the core competencies represented by at least several directors.

E-1

• Leadership:	Understand and possess skills and have a history of motivating high-performing, talented managers.
• Strategy and Vision:
Skills and capacity to provide strategic insight and direction by encouraging innovations, conceptualizing key trends, evaluating strategic decisions, and challenging the Company to sharpen its vision.

3. Commitment to the Company
• Time and Effort:
Willing to commit the time and energy necessary to satisfy the requirements of Board and Board Committee membership. Expected to attend and participate in all Board meetings and Board Committee meetings in which they are a member. Encouraged to attend all annual meetings of shareholders. A willingness to rigorously prepare prior to each meeting and actively participate in the meeting. Willingness to make himself or herself available to management upon request to provide advice and counsel.

• Awareness and Ongoing Education:
Possess, or be willing to develop, a broad knowledge of both critical issues affecting the Company (including industry-, technology- and market-specific information), and director’s roles and responsibilities (including the general legal principles that guide board members).

• Other Commitments:
In light of other existing commitments, ability to perform adequately as a Director, including preparation for and attendance at Board meetings and annual meetings of the shareholders, and a willingness to do so.

• Stock Ownership:
Pursuant to the Monsanto Company Executive and Director Stock Ownership Requirements, if a non-employee director owns less than 7,200 shares of the Company’s common stock, the director is required to retain a specified portion of the shares of Company stock received as the result of exercising a stock option or pursuant to a restricted stock grant or other equity-based award granted under the Company’s long term incentive plans until the applicable stock ownership requirement is met. The required retention is net of the number of shares equal in value to the tax obligations with respect to the award, assuming such taxes are paid at the highest marginal rate. The retention percentage is 75% if a director owns or beneficially owns less than 3,600 shares of Company common stock and 50% if a director owns or beneficially owns more than 3,600 but less than 7,200 shares of Company common stock.

4. Team and Company Considerations

• Balancing the Board:	Contributes talent, skills and experience that the Board needs as a team to supplement existing resources and provide talent for future needs.
• Diversity:
Contributes to the Board in a way that can enhance perspective and experiences through diversity in gender, ethnic background, geographic origin, and professional experience (public, private, and non-profit sectors). Nomination of a candidate should not be based solely on these factors.

E-2

Directions from downtown St. Louis:

Take Interstate 64/Highway 40 west to Lindbergh Boulevard north. Take Lindbergh Boulevard north about 2-1/2 miles to the Olive Boulevard west exit. Follow Olive to the first traffic light. Turn left and immediately left again into Monsanto’s Creve Coeur Campus. Please follow the signs to the parking area and entrance to Building K.

Directions from St. Louis International Airport (Lambert):

Take Interstate 70 west to Lindbergh Boulevard south. Take Lindbergh Boulevard south about 6 miles to Olive Boulevard west exit. Follow Olive to the first traffic light. Proceed directly across the intersection and then immediately turn left into Monsanto’s Creve Coeur Campus. Please follow the signs to the parking area and entrance to Building K.

Notice of Annual Meeting
of Shareowners
and Proxy Statement

This Proxy Statement is printed entirely on recycled and recyclable paper. Soy ink, rather than petroleum-based ink, is used throughout.

The Board of Directors recommends a vote FOR items 1 2 and 3 and AGAINST items 4 and 5.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

ITEM 1 –	ELECTION OF DIRECTOR NOMINEES:	FOR all nominees listed (except as marked to the contrary)	WITHHELD AUTHORITY to vale for all nominees listed				FOR	AGAINST	ABSTAIN
					ITEM 3 –	APPROVAL OF PERFORMANCE GOAL UNDER §1 62(m) OF THE INTERNAL REVENUE CODE	☐	☐	☐
To be elected for terms expiring in 2009:
		☐	☐				FOR	AGAINST	ABSTAIN
01 Hugh Grant					ITEM 4 –	APPROVAL OF SHAREOWNER PROPOSAL ONE	☐	☐	☐
02 C. Steven McMillan
03 Robert J. Stevens							FOR	AGAINST	ABSTAIN
					ITEM 5 –	APPROVAL OF SHAREOWNER PROPOSAL TWO	☐	☐	☐
Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)
WILL ATTEND
					If you plan to attend the Annual Meeting, please mark the WILL ATTEND box		☐

		FOR	AGAINST	ABSTAIN
ITEM 2 –	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	☐	☐	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
A FOLD AND DETACH HERE A

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/mon Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the Internet at http://www.monsanto.com

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF MONSANTO COMPANY

          The undersigned hereby appoints Hugh Grant and Charles W. Burson, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Monsanto Company Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareowners of the Company to be held January 17, 2006 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

          THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER ITEM 1, FOR ITEM 2, FOR ITEM 3, AGAINST ITEM 4, AND AGAINST ITEM 5 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

A FOLD AND DETACH HERE A

ADMISSION TICKET

MONSANTO COMPANY

Annual Meeting of Shareowners
January 17, 2006
2:30 p.m. Central Time
800 N. Lindbergh Blvd.
K Building
Creve Coeur, Missouri 63167

Please present this admission ticket and photo identification for the shareowner named on the front of this card for admittance to the annual meeting. For security purposes, bags and purses will be subject to search at the door. Seating at the meeting will be limited and admittance will be based on space availability.